Rain Oncology Inc 8-k

Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

among

PATHOS AI, INC.,

WK MERGER SUB, INC.

and

RAIN ONCOLOGY INC.

Dated as of December 13, 2023

STRICTLY PRIVATE AND CONFIDENTIAL DRAFT FOR DISCUSSION PURPOSES ONLY. THIS FORM OF MERGER AGREEMENT IS NOT INTENDED TO CREATE, NOR WILL IT CREATE, A LEGALLY BINDING OR ENFORCEABLE OFFER OR AGREEMENT OF ANY TYPE OR NATURE, UNLESS AND UNTIL AGREED TO, EXECUTED AND DELIVERED BY THE PARTIES.

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TABLE OF CONTENTS

Page

Article I THE OFFER	2

Section 1.1	The Offer	2
Section 1.2	Offer Documents	4
Section 1.3	Company Actions	4
Section 1.4	Calculation of Net Cash	6

Article II THE MERGER	7

Section 2.1	The Merger	7
Section 2.2	Closing	7
Section 2.3	Effective Time	7
Section 2.4	Effects of the Merger	7
Section 2.5	Merger Without Meeting of Stockholders	8
Section 2.6	Certificate of Incorporation; Bylaws	8
Section 2.7	Directors	8
Section 2.8	Officers	8

Article III EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES	8

Section 3.1	Conversion of Capital Stock	8
Section 3.2	Treatment of Options and Other Equity-Based Awards	9
Section 3.3	Exchange and Payment	10
Section 3.4	Dissenting Shares	12
Section 3.5	Contingent Value Right	13
Section 3.6	Withholding Rights	13

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY	13

Section 4.1	Organization, Standing and Power	14
Section 4.2	Capital Stock	15
Section 4.3	Subsidiaries	17
Section 4.4	Authority	17
Section 4.5	No Conflict; Consents and Approvals	18
Section 4.6	SEC Reports; Financial Statements	19
Section 4.7	No Undisclosed Liabilities	21
Section 4.8	Certain Information	21
Section 4.9	Absence of Certain Changes or Events	21
Section 4.10	Litigation	22
Section 4.11	Compliance with Laws	22
Section 4.12	Taxes	22
Section 4.13	Contracts	23

Section 4.14	State Takeover Statutes	25
Section 4.15	Section 251(h)	25
Section 4.16	No Rights Plan	26
Section 4.17	Brokers	26
Section 4.18	Employee Plans	26
Section 4.19	Privacy and Data Security.	27
Section 4.20	Title to Assets; Real Property.	28
Section 4.21	FDA and Regulatory Matters	29
Section 4.22	Employment Matters.	29
Section 4.23	Intellectual Property.	30
Section 4.24	Certain Business Practices.	33
Section 4.25	Opinion of Financial Advisor	34

Article V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	35

Section 5.1	Organization, Standing and Power	35
Section 5.2	Authority	35
Section 5.3	No Conflict; Consents and Approvals	35
Section 5.4	Certain Information	36
Section 5.5	Brokers	37
Section 5.6	Merger Sub	37
Section 5.7	Financing	37
Section 5.8	Ownership of Shares	37
Section 5.9	Acknowledgement by Parent.	37

Article VI COVENANTS	38

Section 6.1	Conduct of Business	38
Section 6.2	Access to Information; Confidentiality	41
Section 6.3	Regulatory Approvals; Consents	42
Section 6.4	Takeover Laws	42
Section 6.5	Stockholder Litigation	42
Section 6.6	Notification of Certain Matters	43
Section 6.7	Indemnification, Exculpation and Insurance	43
Section 6.8	Resignation of Directors	44
Section 6.9	COBRA.	44
Section 6.10	Public Announcements	44
Section 6.11	Stock Exchange Delisting; Deregistration	44
Section 6.12	Section 16 Matters	44
Section 6.13	No Solicitation	45
Section 6.14	Litigation Matters	46
Section 6.15	Company Net Cash	46

Article VII CONDITIONS PRECEDENT	47

Section 7.1	Conditions to Each Party’s Obligation to Effect the Merger	47

Article VIII TERMINATION, AMENDMENT AND WAIVER	47

Section 8.1	Termination	47
Section 8.2	Effect of Termination	49
Section 8.3	Fees and Expenses	49
Section 8.4	Amendment or Supplement	51
Section 8.5	Extension of Time; Waiver	51

Article IX GENERAL PROVISIONS	51

Section 9.1	Nonsurvival of Representations and Warranties	51
Section 9.2	Notices	52
Section 9.3	Certain Definitions	53
Section 9.4	Interpretation	59
Section 9.5	Entire Agreement	59
Section 9.6	No Third-Party Beneficiaries	59
Section 9.7	Governing Law	60
Section 9.8	Submission to Jurisdiction	60
Section 9.9	Assignment; Successors	60
Section 9.10	Specific Performance	61
Section 9.11	Currency	61
Section 9.12	Severability	61
Section 9.13	Waiver of Jury Trial	61
Section 9.14	Counterparts	61
Section 9.15	Facsimile or .pdf Signature	61
Section 9.16	No Presumption Against Drafting Party	61
Section 9.17	Parent Guarantee	62

Exhibit A	Offer Conditions
Exhibit B	Certificate of Incorporation of the Surviving Corporation
Exhibit C	CVR Agreement

INDEX OF DEFINED TERMS

Definition	Location

Acceptable Confidentiality Agreement	9.3(a)
Acceptance Time	1.1(c)
Acquisition Inquiry	9.3(b)
Acquisition Proposal	9.3(c)
Action	4.10
Affiliate	9.3(d)
Affordable Care Act	4.18(c)
Agreement	Preamble
Alternative Acquisition Agreement	1.3(d)
Book-Entry Shares	3.3(b)
Business Day	9.3(f)
CARES Act	9.3(g)
Cash Consideration	9.3(h)
Cash Determination Time	1.4
Certificate of Merger	2.3
Certificates	3.3(b)
Change in Recommendation	1.3(d)
Closing	2.2
Closing Date	2.2
COBRA	9.3(i)
COBRA Beneficiaries	6.9
Code	3.2(f)
Company	Preamble
Company Associate	9.3(j)
Company Balance Sheet	9.3(k)
Company Board	Recitals
Company Board Recommendation	1.3(a)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Letter	Article IV
Company ESPP	3.2(f)
Company IP Rights	9.3(l)
Company Material Adverse Effect	4.1(a)
Company Net Cash	9.3(m)
Company Net Cash Calculation	1.4
Company Net Cash Schedule	1.4
Company Preferred Stock	4.2(a)
Company Privacy Policies	4.19(a)
Company Registered IP	9.3(n)
Company RSU	3.2(b)
Company SEC Documents	4.6(a)

Company Stock Awards	4.2(d)
Company Stock Option	3.2(a)
Company Stock Plans	3.2(a)
Confidentiality Agreement	6.2
Contract	4.5(a)
control	9.3(o)
COVID-19	9.3(p)
CVR	Recitals
CVR Agreement	3.5
CVR Product	9.3(q)
D&O Tail	6.7(b)
Delaware Secretary of State	2.3
DGCL	Recitals
Dissenting Shares	3.4
Effective Time	2.3
Employee Plan	9.3(r)
Encumbrance	9.3(s)
Equity Commitment Letters	5.7(a)
Equity Financing	5.7(a)
ERISA Affiliate	4.18(d)
Exchange Act	1.1(a)
Excluded Shares	3.1(b)
Expiration Date	1.1(b)
Final Company Net Cash Schedule	1.4
GAAP	4.6(b)
Governmental Entity	4.5(b)
Health Care Laws	9.3(t)
Indebtedness	9.3(u)
Initial Expiration Date	1.1(b)
Intellectual Property	9.3(v)
IT Systems	4.19(b)
knowledge	9.3(w)
Law	4.5(a)
Leased Real Property	9.3(x)
Liens	4.2(b)
Litigation Matters	9.3(y)
made available	9.3(z)
Material Contract	4.13(a)
Measurement Date	4.2(a)
Merger	Recitals
Merger Agreement	Exhibit A
Merger Consideration	3.1(a)
Merger Sub	Preamble
Minimum Condition	Exhibit A
NASDAQ	1.1(e)
Offer	Recitals

Offer Conditions	1.1(a)
Offer Documents	1.2
Offer Price	Recitals
Offer to Purchase	1.2
Ordinary Agreement	4.12(f)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Expenses	8.3(b)(iii)
Parent Material Adverse Effect	5.1
Patents	9.3(t)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
Permits	4.11
Person	9.3(aa)
Personal Information	9.3(bb)
Privacy Laws	9.3(cc)
Representatives	9.3(dd)
Rights Agent	3.5
Sarbanes-Oxley Act	4.6(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	1.1(e)
Securities Act	4.5(b)
Shares	Recitals
Stockholder Litigation	6.5
Subsidiary	9.3(ee)
Superior Proposal	9.3(ff)
Superior Proposal Notice	1.3(e)
Support Agreements	Recitals
Surviving Corporation	2.1
Takeover Laws	4.14
Tax Return	9.3(gg)
Taxes	9.3(hh)
Termination Fee	8.3(b)
Transaction Expenses	9.3(ii)
WARN Act	4.22(a)
Willful and Material Breach	8.2(c)
Withholding Agent	3.6

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 13, 2023, among Pathos AI, Inc., a Delaware corporation (“Parent”), WK Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and Rain Oncology Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (as it may be amended from time to time, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the “Shares”) other than the Excluded Shares for (i) the Cash Consideration, net to the seller in cash, without interest, plus (ii) one contingent value right per Share (each, a “CVR”), which CVR shall represent the right to receive potential payments pursuant to the CVR Agreement (as defined below) and subject to the terms of the CVR Agreement (the Cash Consideration plus one CVR, collectively, as such amount may be increased in accordance with the terms of this Agreement, the “Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, the CVR is an integral part of the Offer Price;

WHEREAS, following the completion of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the parties intend that the Merger shall be effected in accordance with Section 251(h) of the General Corporation Law of the State of the Delaware (the “DGCL”) if the conditions of Section 251(h) can be satisfied, and shall be consummated as soon as practicable following the completion of the Offer;

WHEREAS, the board of directors of Parent and board of directors of Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger and (iii) resolved and agreed to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, at or prior to the consummation of the Offer, Parent and the Rights Agent will enter into the CVR Agreement;

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WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, certain stockholders of the Company are entering into agreements with Parent and Merger Sub pursuant to which, among other things and subject to the conditions in such agreements, such stockholders are irrevocably agreeing to tender in the Offer the Shares beneficially owned by them (as the same may be amended from time to time pursuant to their respective terms, the “Support Agreements” ); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article I
THE OFFER

Section 1.1            The Offer.

(a)               Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable, and in any event within ten (10) Business Days after the date of this Agreement (subject to the Company having timely provided any information required to be provided by it pursuant to Section 1.2), Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered pursuant to the Offer shall only be subject to (i) the satisfaction of the Minimum Condition (as defined in Exhibit A hereto) and (ii) the satisfaction or waiver by Merger Sub of each of the other conditions set forth in Exhibit A hereto (together with the Minimum Condition, the “Offer Conditions”) and the terms and conditions hereof. Merger Sub expressly reserves the right, in its sole discretion, to (A) increase the Offer Price (by increasing the Cash Consideration and/or the amounts that may become payable pursuant to the CVR Agreement), (B) waive any Offer Condition or (C) modify any of the other terms or conditions of the Offer prior to the Acceptance Time (as defined below) to the extent not inconsistent with the terms of this Agreement, except that, unless otherwise provided by this Agreement, without the consent of the Company, Merger Sub shall not (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer (other than by adding consideration as contemplated by Section 1.1(a)(A)), (3) reduce the number of Shares sought to be purchased in the Offer, (4) waive, amend or change the Minimum Condition or the condition set forth in clause (b)(v) in Exhibit A, (5) add to the Offer Conditions, (6) extend the expiration of the Offer other than in accordance with Section 1.1(e), (7) provide for any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act or (8) modify any Offer Condition or any term of the Offer set forth in this Agreement in a manner adverse to the holders of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or materially delay or impair the consummation of the Offer or prevent, materially delay or impair the ability of the Parent or Merger Sub to consummate the Offer, the Merger or the other transactions contemplated hereby.

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(b)               The Offer shall initially be scheduled to expire at one minute after 11:59 pm Eastern Time on the date that is twenty (20) Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been so extended, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, Parent and Merger Sub shall only be permitted to extend the Offer with the consent of the Company.

(c)               Subject to the terms of the Offer and this Agreement and the satisfaction of all of the Offer Conditions, Merger Sub will accept for payment (the date and time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer as soon as practicable after the Expiration Date. The Offer will not permit Shares to be tendered pursuant to guaranteed delivery procedures.

(d)               Unless this Agreement is terminated pursuant to Section 8.1, Merger Sub shall not terminate or withdraw the Offer prior to any scheduled expiration date without the prior written consent of the Company in its sole and absolute discretion. In the event this Agreement is terminated pursuant to Section 8.1, Merger Sub shall promptly (and in any event within one (1) Business Day) following such termination terminate the Offer and shall not acquire any Shares pursuant thereto. If the Offer is terminated in accordance with this Agreement prior to the Acceptance Time, Merger Sub shall promptly return, or cause any depositary acting on behalf of Merger Sub to return, all tendered Shares to the tendering stockholders.

(e)               Unless this Agreement shall have previously been validly terminated in accordance with Article 8, Merger Sub may extend the Offer from time to time as follows: (i) if on the then scheduled Expiration Date, the Minimum Condition has not been satisfied or any of the other Offer Conditions has not been satisfied (and, in the case of any Offer Condition that by its nature is to be satisfied at the Acceptance Time, is not then capable of being satisfied) or waived by Parent or Merger Sub if permitted hereunder, then Merger Sub may extend the Offer for one (1) or more occasions in consecutive increments of up to ten (10) Business Days each (or such longer period as may be agreed by the Company and Parent) in order to permit the satisfaction of such Offer Conditions (subject to the right of Parent or Merger Sub to waive any Offer Condition to the extent permitted hereunder); and (ii) Merger Sub may extend the Offer for the minimum period required by applicable Law, interpretation or position of the Securities and Exchange Commission (the “SEC”) or its staff or the Nasdaq Stock Market LLC (“NASDAQ”) or its staff; provided, however, that Merger Sub shall not extend the Offer or the Expiration Date to a date later than the Outside Date.

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Section 1.2            Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, and in any event no later than ten (10) Business Days after the date of this Agreement, Parent and Merger Sub shall (a) file a Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference an offer to purchase (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer Documents”), and (b) cause the Offer Documents to be disseminated to holders of Shares, in each case, as and to the extent required by applicable federal securities Law. The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by them for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Law. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel. In addition, Parent agrees to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. The Company and its counsel shall be given a reasonable opportunity to review and comment upon such responses and shall use best efforts to respond promptly to Parent, and Parent shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the Company and its counsel.

Section 1.3            Company Actions.

(a)               The Company hereby consents to the Offer and to the inclusion in the Offer Documents of the recommendation of the Company Board described in Section 4.4(b) (the “Company Board Recommendation”).

(b)               As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, and in any event no later than ten (10) Business Days after the date of this Agreement, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), which shall reflect that the Merger is governed by Section 251(h) of the DGCL and shall contain the recommendation of the Company Board described in Section 4.4(b). Parent and Merger Sub shall promptly supply to the Company in writing, for inclusion in the Schedule 14D-9, all information concerning Parent and Merger Sub required under applicable U.S. federal securities laws to be included in the Schedule 14D-9. The Company, or at the request of the Company, Merger Sub, shall cause the Schedule 14D-9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities Law. Each of the Company, Parent and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

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(c)               In connection with the Offer, the Company shall instruct its transfer agent to, and use commercially reasonable efforts to cause its transfer agent to, promptly furnish Parent and Merger Sub with mailing labels, security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Merger Sub or their Representatives may reasonably request in communicating the Offer to the record and beneficial holders of Shares. Subject to the requirements of applicable Laws and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, the Merger and the transactions contemplated hereby, Parent and Merger Sub shall, until consummation of the Offer, hold in confidence the information contained in any of such labels and lists in accordance with the Confidentiality Agreement, use such information only in connection with the Offer, the Merger or the other the transactions contemplated hereby and, if this Agreement shall be terminated in accordance with Section 8.1, destroy all electronic copies of such information and destroy or deliver to the Company all other copies of such information then in their possession or under their control.

(d)               Neither the Company Board nor any committee thereof shall, except as permitted by Section 1.3(e) or Section 6.13: (i) withdraw or withhold, or modify, amend or qualify in a manner adverse to Parent and Merger Sub, the Company Board Recommendation, or propose publicly to take any such action; (ii) approve, adopt, recommend or declare advisable any Acquisition Proposal, or propose publicly to take such action (any action described in clause (i) or clause (ii) being referred to as a “Change in Recommendation” ); or (iii) cause the Company to enter into any letter of intent, agreement in principle, agreement or other Contract (other than a confidentiality agreement entered into in compliance with Section 6.13(a)) contemplating an Acquisition Proposal (any such contract that is a definitive agreement providing for the consummation of an Acquisition Proposal, an “Alternative Acquisition Agreement”).

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(e)               Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the Acceptance Time, the Company Board may make a Change in Recommendation in response to a bona fide Acquisition Proposal and/or cause the Company to enter into an Alternative Acquisition Agreement concerning an Acquisition Proposal, if (and only if): (i) such Acquisition Proposal is first made after the date hereof and did not result from a material breach of Section 6.13(a); (ii) the Company Board (or a committee thereof) determines in good faith (A) after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal and (B) after consultation with the Company’s outside legal counsel, that in light of such Acquisition Proposal, a failure to make a Change in Recommendation and/or to cause the Company to enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; (iii) the Company delivers to Parent a written notice (the “Superior Proposal Notice”) stating that the Company Board intends to take such action and (in the event the Company Board contemplates causing the Company to enter into an Alternative Acquisition Agreement) including a copy of such Alternative Acquisition Agreement and the identity of the potential counterparty to such Alternative Acquisition Agreement; (iv) during the five (5) Business Day period commencing after the date of Parent’s receipt of such Superior Proposal Notice, the Company shall have made its Representatives reasonably available for the purpose of engaging in negotiations with Parent (to the extent Parent desires to negotiate) regarding a possible amendment of this Agreement or the Offer or a possible alternative transaction so that the Acquisition Proposal that is the subject of the Superior Proposal Notice ceases to be a Superior Proposal; (v) after the expiration of the negotiation period described in clause (iv) above, the Company Board (or a committee thereof) shall have determined in good faith, after taking into account any amendments or adjustments to this Agreement and the Offer or an alternative transaction that Parent and Merger Sub have irrevocably agreed in writing to make as a result of the negotiations contemplated by clause (iv) above, that (A) after consultation with the Company’s outside legal counsel and financial advisor, such Acquisition Proposal constitutes a Superior Proposal, and (B) after consultation with the Company’s outside legal counsel, the failure to make a Change in Recommendation and/or enter into such Alternative Acquisition Agreement would be inconsistent with the Company Board’s fiduciary obligations to the Company’s stockholders under applicable Law; and (vi) if the Company enters into an Alternative Acquisition Agreement concerning such Superior Proposal, the Company terminates this Agreement in accordance with Section 8.1(d)(i); provided, however, that, in the event of any material amendment or adjustment to the terms of any Superior Proposal, the Company shall deliver an additional Superior Proposal Notice and comply again with clauses (iii) through (v) of this Section 1.3(e), except that references to five (5) Business Days shall be deemed to be three (3) Business Days.

(f)                Promptly following the Acceptance Time, the Company shall instruct its transfer agent to register the transfer of the Shares accepted for payment by Merger Sub.

Section 1.4            Calculation of Net Cash. No later than five (5) Business Days before the Expiration Date, the Company will deliver to Parent (i) a preliminary schedule (the “Company Net Cash Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculation of Company Net Cash as of 11:59 pm Eastern Time (the “Company Net Cash Calculation”) on the Expiration Date (the “Cash Determination Time”) and (ii) a statement issued by the bank reflecting the Company’s gross cash as of that date. At 5:00 pm Eastern Time or promptly thereafter on the last Business Day prior to the Expiration Date, the Company shall deliver (i) an updated Company Net Cash Schedule (the “Final Company Net Cash Schedule”) setting forth the Company Net Cash Calculation and (ii) a statement issued by the bank reflecting the cash balance in such bank account(s) as of 5:00 pm Eastern Time on the last Business Day prior to the Expiration Date, which balance shall be equal to or greater than the amount of gross cash set forth in the Final Company Net Cash Schedule.  At 5:00 pm Eastern Time or promptly thereafter on the Expiration Date, the Company shall deliver (i) an updated Company Net Cash Schedule setting forth the Company Net Cash Calculation and (ii) a statement issued by the bank reflecting the cash balance in such bank account(s) as of 5:00 pm Eastern Time on the Expiration Date. The Company shall make available to Parent (electronically to the greatest extent possible), as reasonably requested by Parent, the work papers and back-up materials, properties, books, records, personnel, advisors and accountants used in preparing the Company Net Cash Schedule and the Final Company Net Cash Schedule.  The Company Net Cash Schedule and the Final Company Net Cash Schedule shall be calculated in accordance with this Agreement and be derived from the books and records of the Company.  The Company shall consider in good faith any reasonable comments of Parent.

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Article II
THE MERGER

Section 2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DCGL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly owned subsidiary of Parent.

Section 2.2            Closing. The closing of the Merger (the “Closing”) shall take place at 8:00 a.m., Eastern Time, on the first Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, and the parties shall cooperate in connection therewith. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3            Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4            Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

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Section 2.5            Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a meeting of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

Section 2.6            Certificate of Incorporation; Bylaws.

(a)               At the Effective Time, the certificate of incorporation of the Company shall be amended and restated so that it reads in its entirety as set forth in Exhibit B hereto, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b)               At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended and restated so that they read in their entirety the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and restated and shall become references to the Surviving Corporation, and, as so amended and restated, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.7            Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8            Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

Article III
EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1            Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a)               Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Excluded Shares and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Offer Price (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration, if any, to be paid in accordance with Section 3.3, without interest.

(b)               Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

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(c)               Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d)               If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2            Treatment of Options and Other Equity-Based Awards.

(a)               At the Effective Time, each outstanding option to purchase Shares granted under the Company’s Amended and Restated 2018 Stock Option/Stock Issuance Plan or 2021 Equity Incentive Plan, pursuant to an inducement award, or otherwise (the “Company Stock Plans”) (each, a “Company Stock Option”), shall be cancelled for no consideration.

(b)               Each restricted stock unit settleable in Shares granted under the Company Stock Plans (each, a “Company RSU”), that is outstanding and unvested as of immediately prior to the Effective Time shall vest in full and, at the Effective Time, shall automatically be cancelled and converted into the right to receive as soon as practicable following the Effective Time (i) an amount in cash equal to the product of (A) the total number of Shares then underlying such Company RSU multiplied by (B) the Cash Consideration, without any interest thereon and subject to applicable withholding and (ii) one (1) CVR for each Share subject thereto.

(c)               Prior to the Effective Time, the Company shall deliver all required notices to each holder of Company Stock Options and/or Company RSUs setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options and Company RSUs shall be treated in the manner set forth in this Section 3.2.

(d)               If the Company does not make such payments prior to the Effective Time, Parent shall cause the Surviving Corporation to make all payments and withhold all required Taxes with respect to Company Stock Options and Company RSUs required under this Section 3.2 as promptly as practicable after the Effective Time, and, in any event no later than three (3) Business Days after the Effective Time.

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(e)               The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans shall terminate and (ii) no holder of a Company Stock Option or Company RSU or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by Section 3.2(a) or Section 3.2(b) in cancellation and settlement thereof.

(f)                Prior to the Effective Time, the Company shall take all actions to terminate the Company’s 2021 Employee Stock Purchase Plan (the “Company ESPP”) (including any offering period currently outstanding) in accordance with the Company ESPP. All amounts credited to participants’ accounts as of the Effective Time that have not been used to purchase Shares will be returned to the participants (without interest thereon, except as otherwise required under applicable Law) as soon as administratively practicable thereafter. For the avoidance of doubt, (i) no new offering period shall commence following the date of this Agreement, (ii) participants may not increase their payroll deductions or purchase elections from those in effect immediately prior to the execution and delivery of this Agreement (unless otherwise required by the Internal Revenue Code of 1986, as amended (the “Code”)), and (iii) each participant’s outstanding right to purchase Shares under the Company ESPP shall terminate no later than immediately prior to the day on which the Effective Time occurs.

Section 3.3            Exchange and Payment.

(a)               At or prior to the Acceptance Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Shares immediately prior to the Effective Time (other than holders to the extent they hold Excluded Shares or Dissenting Shares), cash in an amount sufficient to pay the aggregate Cash Consideration in accordance with Section 3.1(a) (such cash, the “Payment Fund”) and shall deposit (or cause to be deposited) to the Company cash in an amount sufficient to pay the aggregate consideration payable to holders of Company Stock Options and Company RSUs in accordance with Section 3.2(a) and Section 3.2(b). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article III.

(b)               As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Excluded Shares and Dissenting Shares) the Merger Consideration for each such Share (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the second Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to issue and send to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares and Dissenting Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

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(c)               If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.

(d)               Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, pursuant to this Article III, without any interest thereon.

(e)               All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(f)                Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six (6) months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar laws), without interest.

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(g)               None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(h)               If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i)                 Any portion of the Cash Consideration made available to the Paying Agent pursuant to Section 3.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 3.4 shall be returned to Parent, upon demand.

Section 3.4            Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

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Section 3.5            Contingent Value Right. At or prior to the Acceptance Time, Parent will authorize and duly adopt, execute and deliver, and will ensure that a duly qualified rights agent with respect to the CVR is mutually agreeable to Parent and the Company (a “Rights Agent”) executes and delivers, a contingent value rights agreement in substantially the form attached hereto as Exhibit C (the “CVR Agreement”), subject to any reasonable revisions to the CVR Agreement that are requested by such Rights Agent (provided that such revisions are not, individually or in the aggregate, materially detrimental to any holder of a CVR). Parent and the Company shall cooperate, including by making changes to the form of CVR Agreement, as necessary to ensure that the CVR is not subject to registration under the Securities Act, the Exchange Act or any applicable state securities or “blue sky” Laws.

Section 3.6            Withholding Rights. Parent, Merger Sub, the Surviving Corporation, the Rights Agent and the Paying Agent (each, a “Withholding Agent”) shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Company Stock Options, Company RSUs or otherwise pursuant to this Agreement, such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent determines it is required to deduct and withhold under the Code, or any provision of state, local or foreign tax Law; provided, that, except with respect to any withholding obligation attributable to (a) payments in the nature of compensation, or (b) a failure of any payee to provide an IRS Form W-9 or applicable IRS W-8 to the applicable Withholding Agent, no Withholding Agent shall be entitled to make any deduction or withholding pursuant to this Section 3.6 unless any such deduction or withholding is required as a result of a change in any applicable Law after the date of this Agreement. Except with respect to any withholding obligation attributable to payments in the nature of compensation, Parent, Merger Sub and the Surviving Corporation agree to use commercially reasonable efforts to (i) provide the relevant recipient with at least three days’ prior written notice regarding any proposed withholding or deduction and (ii) provide such recipient a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law. To the extent that amounts are so deducted and withheld, such withheld amounts (A) shall be remitted to the applicable Governmental Entity and (B) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as and to the extent (i) disclosed in the Company SEC Documents filed and publicly available in unredacted form prior to the date of this Agreement (other than any risk factor disclosures, disclosures about market risk or other cautionary, predictive or forward-looking disclosures contained therein), provided that this clause (i) shall not apply to the representations and warranties set forth in Section 4.1(a), Section 4.2, Section 4.4, Section 4.5(a)(i), and Section 4.17), or (ii) set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), the Company represents and warrants to Parent and Merger Sub as follows:

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Section 4.1            Organization, Standing and Power.

(a)               Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, “Company Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, (A) is or would reasonably be expected to be materially adverse to the business, financial condition, operations or assets of the Company and its Subsidiaries, taken as a whole, or (B) materially impairs the ability of the Company to consummate, or prevents or materially delays, the Offer, the Merger or any of the other transactions contemplated by this Agreement or would reasonably be expected to do so; provided, however, that in the case of clause (A) only, Company Material Adverse Effect shall not include or take into account any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) general business, political or economic conditions generally affecting the industry in which the Company and its Subsidiaries operate or the U.S. or global economy as a whole, (2) acts of war, the outbreak or escalation of armed hostilities, acts of terrorism, earthquakes, wildfires, hurricanes, weather conditions or other natural disasters, or health emergencies, including epidemics and pandemics (including COVID-19 and any evolutions or mutations thereof) and related or associated epidemics, disease outbreaks or quarantine restrictions, (3) general conditions in and changes in financial, banking or securities markets, (4) any change in the stock price or trading volume of the Shares or the suspension of trading in or delisting of the Company’s securities on the NASDAQ (it being understood, however, that any event, change, circumstance, occurrence, effect or state of facts causing or contributing to any change in stock price or trading volume of the Shares or the suspension of trading in or delisting of the Company’s securities on Nasdaq may be taken into account in determining whether a Company Material Adverse Effect has occurred, unless such event, change, circumstance, occurrence, effect or state of facts is otherwise excepted from this definition), (5) the failure of the Company to meet internal or public expectations, estimates or projections or the results of operations of the Company, (6) any changes in or affecting clinical trial programs or studies conducted by or on behalf of the Company or its Subsidiaries, including any adverse data, event or outcome arising out of or related to any such programs or studies, (7) any change in, or any compliance with or action taken for the purpose of complying with, any Law or GAAP (or interpretations of any Law or GAAP), (8) the execution, announcement or performance of this Agreement or the CVR Agreement or the pendency of the transactions contemplated hereby or thereby including the loss of employees, suppliers or customers (including customer orders or Contracts), provided that the exception in this clause (8) shall not apply when “Company Material Adverse Effect” is used in any representation or warranty that is expressly intended to address the consequences of the execution, announcement or performance of this Agreement or the pendency or consummation of the transactions contemplated hereby or for purposes of the conditions in clause (b)(v) of Exhibit A as applied to any such representation or warranty, (9) any stockholder litigation or other claims or obligations arising from or relating to this Agreement or the transactions contemplated hereby and/or relating to a breach of the fiduciary duties of the Company Board to the Company’s stockholders under applicable Law or (10) the taking of any action required by this Agreement or the taking of any action requested in writing by Parent to be taken pursuant to the terms of the Agreement to the extent taken in accordance with such request, except in each case, with respect to clauses (1) through (3) and (7), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

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(b)               The Company has previously made available to Parent true and complete copies of the certificate of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.

Section 4.2            Capital Stock.

(a)               The authorized capital stock of the Company consists of 250,000,000 Shares, of which 200,000,000 Shares are voting common stock and 50,000,000 are non-voting common stock, and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on December 11, 2023 (the “Measurement Date”), (i) 36,384,709 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 7,933,319 Shares were reserved for issuance pursuant to Company Stock Plans of which 3,571,854 shares were subject to outstanding Company Stock Options and 9,434 shares were subject to outstanding Company RSUs and (v) 824,065 Shares were reserved and available for purchase under the Company ESPP.  From the Measurement Date to the execution of this Agreement, (A) the Company has not issued any capital stock (except pursuant to the exercise, in accordance with their terms, of Company Stock Options or Company RSUs that were outstanding as of the Measurement Date), and (B) the Company has not issued any Company Stock Options, Company RSUs or other equity or equity-based awards. Since the date of the Company Balance Sheet, no Subsidiary of the Company has declared, set aside or paid any dividends on, or made any other distributions (whether in cash, stock, property or otherwise) in respect of, any capital stock or other equity interests of any Subsidiary of the Company (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent).

(b)               All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any preemptive rights. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid, nonassessable and not subject to any preemptive rights. All outstanding shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, Encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (other than restrictions on transfer imposed by applicable securities laws (collectively, “Liens”)). Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

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(c)               Except (i) as set forth above in this Section 4.2 and (ii) except for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options described in Section 4.2(d) or settlement of Company RSUs described in Section 4.2(d), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(d)               Section 4.2(d) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options and Company RSUs (collectively, “Company Stock Awards”), indicating, as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, vesting schedule, payment schedule (if different from the vesting schedule) and expiration thereof. The exercise price of each Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option agreements evidencing outstanding Company Stock Options. Each Company Stock Option has an exercise price greater than the Cash Consideration.

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Section 4.3            Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person.

Section 4.4            Authority.

(a)               Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, the Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b)               The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and resolving that the Merger is governed by Section 251(h) of the DGCL, and (iii) resolving to recommend that the Company’s stockholders accept the Offer, and tender their shares pursuant to the Offer, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except in connection with a Superior Proposal.

(c)               Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the holders of any class or series of the Company’s capital stock or other securities is required to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.

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Section 4.5            No Conflict; Consents and Approvals.

(a)               The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of Nasdaq applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect.

(b)               No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury) (each, a “Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as may be required pursuant to the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) any filings and approvals required under the rules and regulations of Nasdaq and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

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Section 4.6            SEC Reports; Financial Statements.

(a)               The Company has filed with or furnished to the SEC on a timely basis true and complete copies of all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since April 22, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)               The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Since April 22, 2021, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)               The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s periodic and current reports under the Exchange Act, is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

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(d)               The Company and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true, correct and complete summary of any such disclosures made by management to the Company’s auditors and audit committee is set forth as Section 4.6(d) of the Company Disclosure Letter.

(e)               From April 22, 2023 to the date hereof, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director or officer of the Company has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(f)                As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, as of the date hereof, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(g)               Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

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(h)               The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of NASDAQ, in each case, that are applicable to the Company.

(i)                 No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.7            No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent specifically accrued or adequately reserved against in the Company Balance Sheet, (b) for liabilities and obligations incurred in the ordinary course of business consistent in all material respects with past practice since the date of the Company Balance Sheet, (c) liabilities for performance of obligations of the Company or any of its Subsidiaries pursuant to the express terms of Contracts made available to Parent prior to the date of this Agreement (or not required by this Agreement to be made available) and not arising under or resulting from any breach or nonperformance of such Contract, or violation of Law, or that relates to any cause of action, claim or lawsuit, or (d) liabilities under this Agreement or incurred in connection with the transactions contemplated by this Agreement.

Section 4.8            Certain Information. The Schedule 14D-9 will not, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.9            Absence of Certain Changes or Events. Since the date of the Company Balance Sheet: (a) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect; (b) neither the Company nor any of its Subsidiaries has suffered any loss, damage, destruction or other casualty affecting any of its material properties or assets, whether or not covered by insurance and (c) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period between the execution of this Agreement and the Effective Time without Parent’s consent, would constitute a breach of any of Section 6.1(d), (e), (f), (g), (h), (j), (p), (q), (t), (u) and (w).

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Section 4.10        Litigation. As of the date of this Agreement, there is no action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) (or basis therefor) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or, to the knowledge of the Company as of the date hereof, former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 4.11        Compliance with Laws. The Company and each of its Subsidiaries are and, at all times since January 1, 2021 have been, in compliance with all Laws applicable to their businesses, operations, properties or assets, except where any non-compliance, individually or the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received, since September 30, 2023, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets. The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there has occurred no violation of, default (with or without notice or lapse of time or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby.

Section 4.12        Taxes. Except where the breach, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect:

(a)               The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be file by or with respect to any of them (taking into account any valid extensions of time to file) and all such Tax Returns are true, complete and correct in all material respects. All material Taxes due and payable by the Company or any of its Subsidiaries, whether or not shown as due and payable on any Tax Return, have been timely paid.

(b)               There are no liens on any of the assets of the Company or any of its Subsidiaries for a material amount of Taxes, other than statutory liens for current Taxes not yet due and payable or that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c)               The Company has complied in all material respects with all applicable Laws relating to the collection, or withholding and remittance of Taxes, including all related information reporting and recordkeeping requirements.

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(d)               No federal, state, provincial, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are currently being conducted or pending or have been threatened in writing with respect to the Company with respect to a material amount of Taxes.

(e)               No deficiency or proposed adjustment with respect to the payment of a material amount of Taxes or Tax installments has been asserted against the Company by any Governmental Entity, which has not been fully paid or finally settled.

(f)                Neither the Company or any of its Subsidiaries (i) is a party to or bound by any Tax allocation, indemnity, sharing or similar agreement, other than, in each case, agreements with third parties entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes (each, an “Ordinary Agreement”), (ii) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or part of a combined, consolidated, unitary or affiliated group filing a single Tax Return (other than any such group the common parent of which is the Company), (iii) has a material amount of liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of any Law) or as a successor or transferee, (iv) has participated in or been the promoter of a “listed transaction,” as set forth in Treasury Regulations Section 1.6011-4(b)(1) or any comparable provision of state, local or foreign law or (v) distributed stock of another Person or has had its stock distributed by another Person, in a transaction (or series of transactions) that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(g)               Section 4.12(g) of the Company Disclosure Letter sets forth the current entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes.

Section 4.13        Contracts.

(a)               Section 4.13 of the Company Disclosure Letter lists each Contract to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary is bound, as of the date of this Agreement:

(i)                 that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K and that is not attached to a Company SEC Document;

(ii)              that may not be terminated by the Company (without penalty in excess of $50,000) within 120 days after the delivery of a termination notice by the Company (other than confidentiality or nondisclosure agreements entered into by the Company) and which mandates financial expenditure by the Company in excess of $50,000;

(iii)            that requires or otherwise involves payment by or to the Company or any Subsidiary of more than an aggregate of $100,000 during any fiscal year;

(iv)             that evidences a commitment by the Company or any Subsidiary to make a future capital expenditure in excess of $50,000;

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(v)               (A) that is with sole-source suppliers of material products or services, (B) that includes (1) any “most favored nations” terms or conditions, (2) any Contract with exclusive dealing, minimum purchase or sale or “take or pay” obligations, (3) any arrangements or requirements to purchase substantially all of the output or production of a particular supplier, or (4) any rights or first refusal, rights of first negotiation or similar obligations or restrictions, including those which provide a right to purchase, lease, sublease, license, sublicense, use, possess or occupy any securities, assets (including intellectual property) or other interest of the Company or any Subsidiary or (C) that contains any provision or covenant that limits, or purports to limit, the ability of the Company or any Subsidiary (or that, after the Closing, would purport to limit the ability of Parent or any of its Affiliates) to (1) engage in any line of business (whether generally or in any geographic area) or compete with any Person or in any line of business or geographic area, (2) obtain products or services from any Person or (3) set prices or terms for the provision, sale, lease or license of its products, services or technologies to any Person (except, in the case of this clause (3) only, for the prices and terms expressly set forth therein with respect to the provision, sale, leasing or licensing of products, services or technologies thereunder);

(vi)             that relates to or evidences indebtedness for borrowed money or any guarantee of indebtedness for borrowed money by the Company or any Subsidiary in excess of $50,000 (excluding loans by the Company to wholly owned Subsidiaries in the ordinary course of business);

(vii)          that provides for or governing the formation of or otherwise relating to any joint venture, partnership, strategic alliance, research and development collaboration, project or similar arrangement;

(viii)        that has continuing obligations or interests involving (A) “milestone” or other similar contingent payments, including upon the achievement of development, regulatory or commercial milestones, or (B) payment of royalties or other amounts calculated based upon sales, revenue, income or similar measure of the Company or any Subsidiary;

(ix)             that is with any Governmental Entity;

(x)               that is a clinical trial agreement, clinical study agreement or similar agreement;

(xi)             (A) that is a collective bargaining agreement or (B) with any labor organization;

(xii)          that prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any Subsidiary, the pledging of the capital stock or other equity interests of the Company or any Subsidiary or the issuance of any guaranty by the Company or any Subsidiary;

(xiii)        that is required to be disclosed on Section 4.23(c) of the Company Disclosure Letter; or

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(xiv)         (A) that is with any (1) officer, director or employee of the Company or any Subsidiary (other than indemnification agreements or employment agreements or offer letters entered into in the ordinary course of business) or (2) with a Person who (together with his, her or its Affiliates and their respective “associates” and members of their “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act)) owns more than 5% of the outstanding Shares or (B) that is the type of Contract that would be required to be disclosed under Item 404 of Regulation S-K of the Exchange Act.

Any Contract of the type described above in this Section 4.13(a), whether or not set forth on Section 4.13(a) of the Company Disclosure Letter, is referred to herein as a “Material Contract”.

(b)               (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except where the failure to be valid, binding, enforceable and in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; (ii) the Company and each of its Subsidiaries, and, to the knowledge of the Company, each other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where any noncompliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect; and (iii) there is no default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition, except where any such default, event or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

Section 4.14        State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Offer, the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Acceptance Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

Section 4.15        Section 251(h). The Company has not taken, or authorized or permitted any of its Representatives to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable to the Merger.

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Section 4.16        No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.17        Brokers. No broker, investment banker, financial advisor or other Person, other than Leerink Partners LLC, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Leerink Partners LLC pursuant to which Leerink Partners LLC could be entitled to any payment from the Company of any of its Subsidiaries relating to the transactions contemplated hereby.

Section 4.18        Employee Plans.

(a)               Section 4.18(a) of the Company Disclosure Letter sets forth a true, complete and correct list of every material Employee Plan.

(b)               Each Employee Plan that is intended to qualify under Section 401(a) of the Code has received or may rely upon a favorable determination, approval or opinion letter from the IRS with respect to such qualification and, to the knowledge of the Company, no event or omission has occurred that would be reasonably expected to cause any Employee Plan to lose such qualification or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualification.

(c)               (i) Each Employee Plan is and has been established, operated, and administered in all material respects in accordance with applicable laws and regulations and with its terms, including without limitation ERISA, the Code and the Patient Protection and Affordable Care Act of 2010, as amended (the “Affordable Care Act”), (ii) no litigation or governmental administrative proceeding, audit or other proceeding (other than those relating to routine claims for benefits) is pending or, to the knowledge of the Company, threatened with respect to any Employee Plan, and (iii) the Company is not liable or responsible for any assessable payment, Taxes or penalties under Section 4980D or Section 4980H of the Code or under the Affordable Care Act or in connection with requirements relating thereto.

(d)               Neither the Company nor any trade or business that is treated as a single employer with the Company pursuant to Sections 414(b), (c), (m) or (o) of the Code as of the date of this Agreement (each, an “ERISA Affiliate”) has in the past six (6) years maintained, contributed to, or been required to contribute to (whether contingent or otherwise) (i) any employee benefit plan that is or was subject to Title IV of ERISA, Section 412 of the Code, Section 302 of ERISA, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA).

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(e)               No Employee Plan provides health or long-term disability benefits that are not fully insured through an insurance contract.

(f)                The per share exercise price of each Company Stock Option is no less than the fair market value of a share of Company common stock on the date of grant of such Company Stock Option determined in a manner consistent with Section 409A of the Code. Each Employee Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(g)               No Employee Plan is subject to the laws of any jurisdiction outside the United States. No Employee Plan provides for any tax “gross-up” or similar “make-whole” payments for any tax incurred under Section 4999 or 409A of the Code.

(h)               Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event) (i) result in, or cause the accelerated vesting payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its ERISA Affiliates, (ii) further restrict any rights of the Company to amend or terminate any Employee Plan or (iii) result in any “parachute payment” as defined in Section 280G(b)(2) of the Code.

Section 4.19        Privacy and Data Security.

(a)               Since January 1, 2021, the Company and its Subsidiaries have complied in all material respects with all applicable Privacy Laws and the applicable terms of any Contracts relating to privacy, security, collection or use of Personal Information of any individuals (including clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists) that interact with the Company and/or any of its Subsidiaries in connection with the operation of Company’s and its Subsidiaries’ business. The Company and its Subsidiaries have implemented and maintain reasonable written policies and procedures, satisfying the requirements of applicable Privacy Laws and Contracts, concerning the privacy, security, collection and use of Personal Information (the “Company Privacy Policies”) and have materially complied with the same. As of the date hereof, since January 1, 2021, no claims have been asserted or, to the knowledge of the Company, threatened against the Company by any Person alleging a violation of Privacy Laws, Company Privacy Policies and/or the applicable terms of any Contracts relating to privacy, security, collection or use of Personal Information of any individuals and the Company has not received written notice of any of the same. There have been no data security incidents, personal data breaches or other adverse events or incidents related to Personal Information or data in the custody or control of the Company, its Subsidiaries and/or any service provider acting on behalf of the Company such that Privacy Laws require or required the Company to notify Governmental Entities, affected individuals or other parties of such occurrence.

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(b)               The information technology assets and equipment of Company and its Subsidiaries (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of Company and its Subsidiaries as currently conducted, free and clear, to the knowledge of the Company, of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Company and its Subsidiaries have implemented and maintain commercially reasonable physical, technical and administrative safeguards to protect Personal Information processed by or on behalf of the Company and its Subsidiaries, any other material confidential information and the integrity and security of the IT Systems used in connection with their businesses, and during the past three years, there have been no breaches, violations, outages or unauthorized uses of or accesses to the same that would reasonably be expected to result in a Company Material Adverse Effect.

Section 4.20        Title to Assets; Real Property.

(a)               The Company and its Subsidiaries have good title to, or in the case of assets purported to be leased by the Company and its Subsidiaries, valid leasehold interests in, each of the material tangible assets owned or leased by the Company or any of its Subsidiaries since the date of the Company Balance Sheet (except for tangible assets sold or disposed of since the date of the Company Balance Sheet and except for tangible assets being leased to the Company and its Subsidiaries with respect to which the lease has expired since such date), free of any liens or Encumbrances, other than those of the lessors of such property or assets and except where such failure would not reasonably be expected to result in a Company Material Adverse Effect.

(b)               Neither the Company nor its Subsidiaries own any real property.

(c)                The Company has made available to Parent a correct and complete copy of each lease or sublease with respect to each Leased Real Property and, as of the date hereof, each such lease or sublease for a Leased Real Property is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect, except as may be limited by bankruptcy, insolvency, moratorium, and other similar applicable Law affecting creditors’ rights generally and by general principles of equity. As of the date hereof, neither the Company nor its Subsidiaries has, and to the knowledge of the Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time, or both would constitute a default under the provisions of any such lease or sublease, and, as of the date hereof, to the knowledge of the Company, neither the Company nor its Subsidiaries has received written notice of any of the foregoing.

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Section 4.21        FDA and Regulatory Matters. The Company and each of its Subsidiaries are and, at all times since January 1, 2021, have been, in compliance in all material respects with all applicable Healthcare Laws. To the knowledge of the Company, there are no facts or circumstances that reasonably would be expected to give rise to any material liability under any Healthcare Laws. The Company and its Subsidiaries have not received written notification of any pending action from the FDA or any other similar regulatory authority alleging that any operation or activity of the Company and its Subsidiaries is in material violation of any applicable Healthcare Law. All CVR Products are being, and since January 1, 2021, have been, developed, manufactured, packaged, labeled, stored, tested and distributed in material compliance with all applicable Healthcare Laws. All regulatory filings made by the Company and its Subsidiaries with the FDA or any similar foreign Governmental Entity with respect to the CVR Products have complied in all material respects with all applicable Healthcare Laws. Neither the Company nor each of its Subsidiaries nor, to the knowledge of the Company, any officer, employee, agent or investigator of the Company and its Subsidiaries has (i) made an untrue statement of a material fact or any fraudulent statement to the FDA or any other similar regulatory authority, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other similar regulatory authority or (iii) committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a reasonable basis for the FDA or any other similar regulatory authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, set forth in 56 Fed. Reg. 46,191 (September 10, 1991) or any similar policy. The Company and its Subsidiaries have not, and, to the knowledge of the Company, no officer, employee, agent or investigator of the Company and its Subsidiaries has been, convicted of any crime or engaged in any conduct for which debarment is mandated under 21 U.S.C. § 335a(a) or (b) or any similar state or foreign Law. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any officer, employee, agent or investigator of the Company has been convicted of any crime or engaged in any conduct for which such person could be excluded from participating in the federal healthcare programs under Section 1128 of the Social Security Act of 1935 or any other applicable Healthcare Law. No actions that would reasonably be expected to result in material debarment or exclusion are pending or, to the knowledge of the Company, threatened in writing against the Company and its Subsidiaries or any of their officers, employees, agents or investigators. The Company and its Subsidiaries are not party to any corporate integrity agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Entity. To the knowledge of the Company, all preclinical studies and clinical trials involving any CVR Products, including those conducted or sponsored by the Company and its Subsidiaries have been, and if still pending are being, conducted in compliance in all material respects with applicable research protocols and all applicable Healthcare Laws. To the knowledge of the Company, neither the FDA nor any similar applicable foreign Governmental Entity has commenced any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of the Company and its Subsidiaries or to enjoin the manufacturing of the CVR Products.

Section 4.22        Employment Matters.

(a)               Neither the Company nor any Subsidiary has experienced a “plant closing,” “business closing,” or “mass layoff” or similar group employment loss as defined in the federal Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar state, local or foreign law or regulation affecting any site of employment of the Company or any Subsidiary or one or more facilities or operating units within any site of employment or facility of the Company or any Subsidiary, except as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. During the ninety (90) day period preceding the date hereof, no employee of the Company or any Subsidiary has suffered an “employment loss” as defined in the WARN Act with respect to the Company or any Subsidiary, except as, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

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(b)               The Company and each of its Subsidiaries are and, at all times since January 1, 2021, have been, in compliance with all applicable laws and regulations respecting labor and employment matters, including fair employment practices, pay equity, restrictive covenants, the classification of independent contractors, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages and overtime, except where such failure to comply, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

(c)               Since January 1, 2021, no allegations or investigations of sexual harassment, other harassment or unlawful discrimination or retaliation have been made to or involved the Company or any Subsidiary and the Company and its Subsidiaries have not otherwise become aware of any such allegations or investigations, other than allegations or investigations that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. To the knowledge of the Company and its Subsidiaries, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving the Company, any Subsidiary of the Company or any executive officer or director of the Company and its Subsidiaries, except claims that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

Section 4.23        Intellectual Property.

(a)               Section 4.23(a) of the Company Disclosure Letter sets forth an accurate, true and complete listing of all Company Registered IP.

(b)               Section 4.23(a) of the Company Disclosure Letter accurately identifies each item of Company Registered IP owned in whole or in part by the Company, including, with respect to each registration and application: (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application or registration number and (iv) any other co-owners. As of the date of this Agreement, no cancellation, interference, opposition, reissue, reexamination or other proceeding of any nature (other than office actions or similar communications issued by any Governmental Entity in the ordinary course of prosecution of any pending applications for registration) is pending or threatened in writing, in which the scope, validity, enforceability or ownership of any Company IP Right is being or has been contested or challenged. Each item of Company Registered IP is valid, subsisting and, to the Company’s knowledge, enforceable. To the Company’s knowledge, none of the Company Registered IP has been misused, withdrawn, cancelled or abandoned. To the Company’s knowledge, with respect to each item of Company Registered IP and each patent application from which such Company Registered IP claims priority, all statements made and information presented to the applicable patent office by or on behalf of the Company or any inventor thereof, or their respective patent counsel, during the prosecution thereof are accurate and complete and comply with 37 CFR § 1.56.

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(c)               Section 4.23(c) of the Company Disclosure Letter accurately identifies each Contract pursuant to which (i) any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any license or ownership right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (A) confidentiality agreements, independent contractor agreements and employee agreements and (B) any material Company IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit); or (ii) the Company or any of its Subsidiaries is granted a license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Right owned, licensed or controlled by any third party that is necessary for the operation of the business of the Company and its Subsidiaries as presently conducted as of the date of this Agreement (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials, (C) any confidentiality agreements, independent contractor agreements or employee agreements and (D) agreements between Company and its employees in Company’s standard form thereof), and in each case ((i) and (ii)) whether the license or licenses granted to the Company are exclusive or nonexclusive.

(d)               The Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP Rights anywhere in the world (excluding non-exclusive licenses of Intellectual Property).

(e)               Except for any co-owners listed on Section 4.23(a) of the Company Disclosure Letter, the Company is the sole owner of, or has in-licensed all Company IP Rights, in each case, free and clear of all Encumbrances. The Company IP Rights constitute (i) all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as currently conducted as of the date of this Agreement and (ii) all Intellectual Property Rights for the further research, development and commercialization of CVR Products as currently conducted as of the date of this Agreement. To the Company’s actual knowledge, the Company IP Rights constitute (i) all Intellectual Property Rights used in, material to or otherwise necessary for the operation of the Company’s business as proposed by the Company to be conducted as of the date of this Agreement and (ii) all Intellectual Property Rights for the further research, development and commercialization of CVR Products as proposed by the Company to be conducted as of the date of this Agreement. Except as would not be material, such ownership or licenses will not be affected by the execution, delivery, or performance of this Agreement or the consummation of the transactions, and all Intellectual Property subject thereto will be owned or in-licensed by the Company on the same terms and conditions thereafter. No Company Associate owns or has any claim, right (whether or not currently exercisable) or interest to or in any Company IP Rights, and each Company Associate involved in the creation or development of any material Company IP Rights has signed a valid and enforceable written agreement containing a present assignment of such Company Associate’s rights in such Company IP Rights to the Company (without further payment being owed to any such Company Associate and without any restrictions or obligations on the Company’s ownership or use thereof). Each Company Associate who has or has had access to Company’s trade secrets or material confidential information has signed a valid and enforceable written agreement containing confidentiality provisions protecting the Company IP Rights, trade secrets and confidential information, which, to the Company’s knowledge, has not been breached by such Company Associate. Without limiting the foregoing, Company has taken commercially reasonable steps to protect, maintain, enforce and preserve all Company IP Rights, including the secrecy, the confidentiality and value of its trade secrets and material confidential information, and to the Company’s knowledge there have been no unauthorized disclosures of any trade secrets or confidential information associated with Company IP Rights.

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(f)                No current or former stockholder, director, employee, founder, or officer, of the Company has any claim, right (whether or not currently exercisable) or interest to or in any Company IP Rights purported to be owned by the Company. To the Company’s knowledge, no employee of the Company is (i) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (ii) in breach of any Contract with any former employer or other Person concerning (A) Company IP Rights purported to be owned by the Company or (B) confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

(g)               No funding, facilities or personnel of any Governmental Entity or any university, college, research institute or other educational institution has been used, in whole or in part, to create Company IP Rights, except for any such funding or use of facilities or personnel that does not result in such Governmental Entity or university, college, research institute or other educational institution obtaining ownership rights, a license to such Company IP Rights or other rights (including any “march in” rights or a right to direct the location of manufacturing of products) to such Company IP Rights or the right to receive royalties or other consideration for the practice of such Company IP Rights.

(h)               With respect to each of the agreements required to be set forth on Schedule 4.23(c) of the Company Disclosure Letter: (i) each such agreement is valid and binding on the Company and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) the Company or any other party to any such agreement is not in material breach or default thereof in any material respect.

(i)                 The manufacture, marketing, sale, offering for sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Company does not violate any license or agreement between the Company and any third party in any material respect, and the Company does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Company’s knowledge, no third party is infringing upon any Patents owned by Company within the Company IP Rights.

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(j)                 As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. The Company has not in the past three (3) years received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that the Company has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Entity that limits the ability of the Company to exploit any Company IP Rights.

(k)               No trademark (whether registered or unregistered) or trade name owned, used or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person except as would not have a Company Material Adverse Effect. Except as set forth in Section 4.23(c) of the Company Disclosure Letter or as contained in license, distribution or service agreements entered into in the ordinary course of business by the Company (i) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company, taken as a whole and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property Right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l)                 The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

(m)             The Company IP Rights constitute all Intellectual Property necessary for the Company to conduct its business as currently conducted; provided, however, that the foregoing representation is not a representation with respect to noninfringement of Intellectual Property.

Section 4.24        Certain Business Practices.

(a)               Neither the Company nor any of its Subsidiaries, nor any director or officer of the Company or its Subsidiaries (acting in the capacity of a director or officer of the Company or its Subsidiaries) or, to the knowledge of the Company, any employee or Representative of the Company or any of its Subsidiaries (acting in the capacity of an employee or Representative of the Company or any of its Subsidiaries), has directly or indirectly (i) used any funds (whether of the Company or any of its Subsidiaries or otherwise) for unlawful contributions, gifts or entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to, or otherwise unlawfully provided anything of value to, any foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or solicited or accepted any such payment or thing of value, or (iii) violated any provision of any Anti-Corruption Law. Since January 1, 2019, neither the Company nor any of its Subsidiaries, nor to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries (acting in the capacity of a director, officer or employee of the Company or any of its Subsidiaries) or, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries (acting in the capacity of a Representative of the Company or any of its Subsidiaries), has received any written communication (or, to the knowledge of the Company, any other communication) that alleges any of the foregoing. To the knowledge of the Company, the Company has disclosed to Parent any and all allegations that have been made of any potential wrongdoing by the Company or any of its Subsidiaries or by any director, officer, employee or Representative of the Company or any of its Subsidiaries (acting in the capacity of a director, officer, employee or Representative of the Company or any of its Subsidiaries) with respect to any Anti-Corruption Law.

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(b)               There is not, and since January 1, 2019, there has not been, any Action with respect to any Anti-Corruption Law pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or, to the knowledge of the Company, any director, officer, employee or Representative of the Company or any of its Subsidiaries (acting in the capacity of a director, officer, employee or Representative of the Company or any of its Subsidiaries). Since January 1, 2019, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or Representative of the Company or any of its Subsidiaries (acting in the capacity of a director, officer, employee or Representative of the Company or any of its Subsidiaries), has made any disclosure (voluntary or otherwise) to any Governmental Entity with respect to any alleged irregularity, misstatement, omission or other potential violation or liability arising under or relating to any Anti-Corruption Law.

(c)               The Company and its Subsidiaries have developed, implemented and maintain adequate policies, procedures and controls (including a sufficient compliance program) designed to ensure compliance with all applicable Anti-Corruption Laws.

Section 4.25        Opinion of Financial Advisor. The Company has received the opinion of Leerink Partners LLC, dated as of the date of this Agreement, to the effect that, as of such date and subject to the various assumptions, qualifications and limitations set forth therein, the Cash Consideration and Cash CVR Payment (as defined in the CVR Agreement) to be paid to the holders of Shares (other than Excluded Shares and Dissenting Shares) pursuant to the terms of this Agreement are fair, from a financial point of view, to such holders, a signed true and complete copy of which opinion will be provided promptly to Parent.

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Article V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face), Parent and the Merger Sub represent and warrant to the Company as follows:

Section 5.1            Organization, Standing and Power. Parent (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, and (b) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Merger Sub (i) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (ii) has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (ii) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts relating to Parent or Merger Sub that would reasonably be expected to materially impair, prevent or materially delay Parent’s or Merger Sub’s ability to consummate the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.2            Authority. Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and CVR Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and CVR Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been, and the CVR Agreement will be, duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes and will constitute, respectively, a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.3            No Conflict; Consents and Approvals.

(a)               The execution, delivery and performance of this Agreement and the CVR Agreement by each of Parent and Merger Sub does not and will not, respectively, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the organizational documents of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

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(b)               No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) such filings and reports as required pursuant to the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (ii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iii) any filings required under the rules and regulations of Nasdaq and (iv) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4            Certain Information. The Offer Documents will not, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time it is first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

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Section 5.5            Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 5.6            Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 5.7            Financing.

(a)               Concurrently with the execution of this Agreement, Parent has delivered to the Company a copy of the duly executed commitment letter dated as of the date of this Agreement between Investor (as defined in the Equity Commitment Letter) and Parent, pursuant to which Investor has committed, subject to the terms and conditions thereof, to invest in Parent, directly or indirectly, the cash amount set forth therein for the purpose of funding a portion of the Cash Consideration (the “Equity Commitment Letter” and such financing, the “Equity Financing”). The Equity Commitment Letter is in full force and effect, and is a legal, valid and binding obligation of the Investor and to the knowledge of Parent, enforceable against the Investor in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity, and no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Investor under such Equity Commitment Letter.

(b)               The net proceeds of the Equity Financing, when funded in accordance with the Equity Commitment Letter, together with Parent’s cash on hand will be, in the aggregate, sufficient fund to pay the aggregate Cash Consideration and consummate the Offer, the Merger and the other transactions contemplated hereby (other than the transactions contemplated by the CVR Agreement) on the terms and subject to the conditions contemplated hereby.

Section 5.8            Ownership of Shares. Neither Parent nor Merger Sub is, nor at any time for the past three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. As of the date of this Agreement, neither Parent nor a Subsidiary of Parent beneficially owns any Shares or instruments whose value is dependent upon the value of a Share. Parent and each of its Subsidiaries are affiliates of Merger Sub as such term is defined in Section 251(h) of the DGCL.

Section 5.9            Acknowledgement by Parent. Neither Parent nor Merger Sub is relying and neither Parent nor Merger Sub has relied on any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in Article IV. Such representations and warranties by the Company constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby and each of Parent and Merger Sub understands, acknowledges and agrees that all other representations and warranties of any kind or nature whether express, implied or statutory are specifically disclaimed by the Company.

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Article VI
COVENANTS

Section 6.1            Conduct of Business. During the period from the date of this Agreement to the Effective Time, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to not incur liabilities outside of the ordinary course of business and use reasonable best efforts to preserve intact its Intellectual Property and other material assets and business. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except (1) as set forth in Section 6.1 of the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (3) as required by applicable Law or (4) as otherwise specifically required by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to:

(a)               (i) establish a record date for, declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, or enter into any voting agreement with respect to the voting of, any of its capital stock or other equity interests of the Company or its Subsidiaries, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests, other than in connection with the withholding of Shares to satisfy Tax obligations with respect to the exercise of Company Stock Options, vesting of Company RSUs or the payment of the exercise price of Company Stock Options, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b)               issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options and settlement of Company RSUs, in each case, outstanding on the Measurement Date in accordance with their terms as in effect on such date);

(c)               amend or otherwise change, or authorize or propose to amend or otherwise change its certificate of incorporation or by-laws (or similar organizational documents);

(d)               directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company and its Subsidiaries, other than inventory acquired in the ordinary course of business consistent with past practice;

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(e)               directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein, except sales of inventory in the ordinary course of business consistent with past practice;

(f)                adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g)               (i) incur, create, assume or otherwise become liable for, or repay or prepay, any Indebtedness, or amend, modify or refinance any Indebtedness or (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company and routine travel and business expense advances made to directors, employees and consultants of the Company, in each case in the ordinary course of business;

(h)               incur or commit to incur any capital expenditure or authorization or commitment with respect thereto;

(i)                 enter into, modify, amend, terminate, cancel or extend any (i) Material Contract or (ii) Contract that is not a Material Contract that imposes liability on the Company not taken into account in the estimated calculation of the Company Net Cash as of the date hereof in excess of $25,000;

(j)                 commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries or an Action in respect of the transactions contemplated hereby), or compromise, settle or agree to settle any Action other than pursuant to a settlement: (A) that results solely in monetary obligation involving payment by the Company of the amount specifically reserved in accordance with GAAP with respect to such Action on the Company Balance Sheet and which amount is reserved and included in the Company Net Cash Calculation; (B) that results solely in monetary obligation involving only the payment of monies by the Company of not more than $25,000 in the aggregate; or (C) pursuant to or otherwise in accordance with Section 6.5;

(k)               change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets outside of the ordinary course of business;

(l)                 except as is otherwise required by applicable Law or GAAP, (i) settle or compromise any liability for material Taxes; (ii) file any amended material Tax Return or claim for income or other material Tax refund; (iii) make, revoke or modify any material Tax election; (iv) file any Tax Return other than on a basis consistent with past practice; (v) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; (vi) grant any power of attorney with respect to Taxes; (vii) enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or other similar agreement (other than any Ordinary Agreement); (viii) commence, settle or compromise any claims, audits or proceeding relating to a material amount of Taxes; (ix) adopt or change any method of accounting for Tax purposes; or (x) fail to pay material Taxes when due, in each case of clauses (i) through (ix), except in the ordinary course of business;

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(m)             change its fiscal year;

(n)               other than as required under this Agreement or the terms of any Employee Plan or other program, Contract or arrangement in effect on the date hereof or as required by applicable Law (i) grant any current or former Company Associate any increase in compensation, bonus or other benefits, or any such grant of any type of compensation or benefits to any current or former Company Associate not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former Company Associate, (ii) grant or pay to any current or former Company Associate any equity or equity-based award, severance, change in control or termination pay, or modifications thereto or increases therein, (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Stock Plan or awards made thereunder) except as required to comply with any applicable Law or pursuant to any Employee Plan (including any award agreement thereunder) in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Employee Plan, (vi) establish, adopt or materially amend, modify or terminate any existing Employee Plan or (vii) hire any employees;

(o)               renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit the operations of the Company or any of its Subsidiaries;

(p)               enter into any new line of business outside of its existing business;

(q)               enter into any new lease or amend the terms of any existing lease of real property;

(r)                cancel, terminate or modify in any material respect, or take any action that could permit cancellation, termination or material modification of, any insurance policy material to the Company or any Subsidiary;

(s)                adopt or implement any stockholder rights plan (or similar plan commonly referred to as a “poison pill”);

(t)                 enter into, adopt or amend any collective bargaining agreement or other agreement with any labor organization;

(u)               acquire any interest in real property;

(v)               (A) enter into any material transaction or Contract with any Affiliate, any holder of five percent (5%) or more of the outstanding Shares, or any director or executive officer of the Company or any of its Subsidiaries or (B) enter into any material transaction or Contract with any other person that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Exchange Act;

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(w)             acquire, purchase, sell, lease, license, sublicense, pledge, transfer, assign, subject to any Encumbrance, abandon, permit to lapse, fail to take any action necessary to maintain, enforce or protect or otherwise dispose of, or otherwise grant any rights under, any Company Registered IP, material assets or material properties, except (A) non-exclusive licenses of Intellectual Property granted by the Company or any Subsidiary in the ordinary course of business where the grant of such license is solely to a commercial service provider to perform services for the Company or any Subsidiary consistent with past practice and is incidental to, and not material to, any performance under the agreement with such commercial service provider that includes such license, (B) sales of inventory or used equipment in the ordinary course of business (for clarity, this excludes any Intellectual Property); or

(x)               authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Section 6.2            Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives, upon reasonable notice, reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement (the “Pre-Closing Period”) in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law. Nothing herein shall require the Company to disclose any information if such disclosure would jeopardize any attorney-client privilege or contravene any applicable Law or binding agreement entered into prior to the date of this Agreement; provided that the parties shall cooperate to disclose such information without jeopardizing such privilege or contravening such Law or binding agreements. All such information shall be held confidential in accordance with the terms of the Mutual Confidentiality Agreement between Parent and the Company dated as of October 17, 2023 (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.2 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

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Section 6.3            Regulatory Approvals; Consents. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including as required under any Material Contract, (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, make all necessary registrations, declarations and filings and make all commercially reasonable efforts to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity and (iii) execute and deliver any additional instruments necessary to consummate the transactions contemplated hereby and fully to carry out the purposes of this Agreement; provided, however, that neither the Company nor any of its Subsidiaries shall be required to make payment of any fee, penalty or other consideration or make any other concession, waiver or amendment under any Contract in connection with obtaining any consent. Each of the parties hereto shall furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, Parent and the Company shall each have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Offer, the Merger and the other transactions contemplated hereby. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other written communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection therewith.

Section 6.4            Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the CVR Agreement, the Offer, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the CVR Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, use its commercially reasonable efforts to take all action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and the CVR Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the CVR Agreement, the Offer, the Merger and the other transactions contemplated hereby.

Section 6.5            Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company and/or its officers or directors relating to any of the Offer, the Merger or any of the other transactions contemplated by this Agreement or the CVR Agreement (“Stockholder Litigation” ). The Company shall not enter into any settlement agreement in respect of any Stockholder Litigation without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, subject to the terms of the CVR Agreement, following the Closing, Parent shall control the defense and settlement of any Stockholder Litigation.

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Section 6.6            Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby or (d) any change, condition or event (i) that renders or would reasonably be expected to render any representation or warranty of such party set forth in this Agreement (disregarding any materiality qualification contained therein) to be untrue or inaccurate in any material respect or (ii) that results or would reasonably be expected to result in any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement (including any of the Offer Conditions or any condition set forth in Article VII) to be complied with or satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.7            Indemnification, Exculpation and Insurance.

(a)               Parent shall cause the Surviving Corporation to honor and discharge all rights to indemnification existing in favor of the current or former directors and officers of the Company as provided in the Company Charter, Company Bylaws or in any indemnification agreement as in effect on the date hereof and set forth in Section 6.7(a) of the Company Disclosure Letter for acts or omissions occurring prior to the Effective Time.

(b)               For a period of six years after the Effective Time, Parent shall cause the Company to maintain in effect the Company’s current directors’ and officers’ liability insurance covering each director or officer currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, (i) that Parent may substitute therefor policies of an insurance company the material terms and provider of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) the Company may obtain prior to the Effective Time extended reporting period coverage under its existing directors’ and officers’ liability insurance programs (to be effective as of the Effective Time)(the “D&O Tail”); and provided further, that in no event shall the Company pay a premium for the D&O Tail in excess of 300% of the amount of the annual premiums paid by the Company for fiscal year 2023 for such directors’ and officers’ liability insurance (which fiscal year 2023 premiums are hereby represented and warranted by the Company to be as set forth in Section 6.7(b) of the Company Disclosure Letter), and in the event that the premium for the D&O Tail exceeds such 300% amount, the Company shall provide as much coverage under the D&O Tail as may be obtained for such 300% amount.

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(c)               In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 6.7.

(d)               The provisions of this Section 6.7 shall survive consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her legal representatives.

Section 6.8            Resignation of Directors. The Company shall obtain and deliver to Parent on or prior to the Acceptance Time the resignation of the Company’s directors as required by Section 2.7.

Section 6.9            COBRA. Parent, the Surviving Corporation or an Affiliate thereof shall, effective as of the Closing, be responsible for satisfying the continuation coverage requirements of COBRA for any current or former Company Associate or any spouse, dependent or beneficiary thereof, including, for the avoidance of doubt, any such Company Associate (and any spouse, dependent or beneficiary thereof) who is, as of the Closing Date, enrolled in, or on or following the Closing Date becomes eligible for and enrolls in, COBRA continuation coverage (together, the “COBRA Beneficiaries”).

Section 6.10        Public Announcements. Except in the case of any announcement relating to any Acquisition Proposal or Superior Proposal, which shall not be subject to this Section 6.10, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the CVR Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

Section 6.11        Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date.

Section 6.12        Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

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Section 6.13        No Solicitation.

(a)               The Company shall not, and shall cause its Subsidiaries and its and their respective officers and directors not to, and shall direct its and their respective other Representatives not to:

(i)  solicit, initiate or knowingly facilitate or encourage the submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person becoming an “interested stockholder,” for purposes of Section 203 of the DGCL);

(ii)              furnish any non-public information regarding the Company or any of its Subsidiaries to any Person for the purpose or with the effect of soliciting, encouraging or facilitating, or in response to, an Acquisition Proposal or Acquisition Inquiry;

(iii)            engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry;

(iv)             waive or release any Person from, forebear in the enforcement of or amend any standstill agreement or any standstill provisions of any other Contract (provided, that the Company shall be permitted to grant waivers of, and not enforce, any standstill agreement, but solely to the extent that the Company Board has determined in good faith, after consultation with its outside counsel, that failure to take such action (A) would prohibit the counterparty from making an unsolicited Acquisition Proposal to the Company Board in compliance with this Section 6.13 and (B) would constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law); or

(v)               resolve or agree to do any of the foregoing;

provided, however, that, notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may engage in any such discussions or negotiations and provide any such information in response to an unsolicited bona fide written Acquisition Proposal first made after the date hereof (that did not result from a breach of this Section 6.13(a)), if: (i) prior to providing any non-public information regarding the Company to any third party in response to such an Acquisition Proposal, the Company receives from such third party (or there is then in effect with such party) an executed Acceptable Confidentiality Agreement; and (ii) the Company Board (or a committee thereof) determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that such Acquisition Proposal constitutes a Superior Proposal. Prior to or concurrent with providing any non-public information to such third party, the Company shall make such non-public information available to Parent (to the extent such non-public information has not been previously made available by the Company to Parent or Parent’s Representatives).

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(b)               The Company shall, and shall cause its Subsidiaries and its and their respective officers and directors to, and shall direct its and their respective other Representatives to, (i) immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any third party relating to any Acquisition Proposal or Acquisition Inquiry, (ii) within three (3) Business Days of the date of this Agreement, request the prompt return or destruction of all confidential information previously furnished to any third party in connection with any possible Acquisition Proposal or Acquisition Inquiry (subject to any document retention rights of such third party set forth in an applicable Contract), and (iii) terminate access to any physical or electronic data rooms relating to any possible Acquisition Proposal or Acquisition Inquiry. If the Company, any of its Subsidiaries, or any of its or their respective Representatives receives an Acquisition Proposal or an Acquisition Inquiry that would reasonably be expected to lead to an Acquisition Proposal, then the Company shall promptly notify Parent in writing of such Acquisition Proposal or Acquisition Inquiry (which notification shall include the identity of the Person making such Acquisition Proposal or Acquisition Inquiry the material terms and conditions thereof), and shall thereafter keep Parent reasonably informed of any material change to the terms or conditions of such Acquisition Proposal or Acquisition Inquiry promptly.

(c)               Nothing contained in this Section 6.13 or elsewhere in this Agreement shall prohibit the Company, the Company Board (or any committee thereof) or their Representatives from: (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9(f) promulgated under the Exchange Act, or from issuing a customary “stop, look and listen” statement pending disclosure of its position thereunder (or any substantially similar communication), provided that any such disclosure does not contain or reflect a Change in Recommendation; or (ii) communicating with any Person (or the Representatives of such Person) that makes any Acquisition Proposal or any Acquisition Inquiry solely to the extent necessary to direct such Person to the provisions of this Section 6.13; provided, however, that the Company Board shall not make any Change in Recommendation except in accordance with Section 1.3(e).

(d)               The Company agrees that in the event any of its Representatives, the Company’s Subsidiaries, or any Representative of any such Subsidiary (acting on behalf of such Subsidiary), takes any action that, if taken by the Company, would constitute a breach of this Section 6.13, the Company shall be deemed to be in breach of this Section 6.13.

Section 6.14        Litigation Matters. Parent shall preserve all systems, information, records, documents and similar items of the Company and its officers, employees and directors that are subject to litigation hold in connection with the Litigation Matters through final resolution of the Litigation Matters, including the exhaustion of any appeals.

Section 6.15        Company Net Cash. Following delivery of the Final Company Net Cash Schedule, the Company shall maintain an amount of Company Net Cash as set forth on the Final Company Net Cash Schedule delivered pursuant to Section 1.4.

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Article VII
CONDITIONS PRECEDENT

Section 7.1            Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)               No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger.

(b)               Purchase of Shares in the Offer. Merger Sub shall have purchased all Shares validly tendered (and not withdrawn) pursuant to the Offer.

Article VIII
TERMINATION, AMENDMENT AND WAIVER

Section 8.1            Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (with any termination by Parent also being an effective termination by Merger Sub):

(a)               by mutual written consent of Parent and the Company;

(b)               by either Parent or the Company:

(i)                 if (A) the Acceptance Time shall not have occurred on or before February 15, 2024 (the “Outside Date”) or (B) the Offer, as it may be extended from time to time by Parent, shall have expired or been terminated in accordance with its terms and in accordance with this Agreement without Merger Sub having purchased any Shares pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to a party if such party’s failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in either of the foregoing clauses (A) or (B); or

(ii)              if any court of competent jurisdiction or other Governmental Entity shall have issued, enacted or promulgated a judgment, order, injunction, rule or decree, or taken any other action that has the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable;

(c)               by Parent, at any time prior to the Acceptance Time:

(i)                 if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (i) would result in the failure of an Offer Condition to be satisfied and (ii) cannot be or has not been cured by the earlier of (A) the Outside Date and (B) five (5) days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

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(ii)              if there shall have been any Willful and Material Breach of Section 1.3(d), Section 1.3(e) or Section 6.13 on the part of the Company or any of its Subsidiaries;

(iii)            if (A) the Company Board shall have effected a Change in Recommendation, (B) the Company Board shall have failed to include the Company Board Recommendation in the Schedule 14D-9 when filed with the SEC or disseminated to the Company’s stockholders, (C) in the case of a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than the Offer), the Company Board fails to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, rejection of such tender offer or exchange offer within ten (10) Business Days of the commencement of such tender offer or exchange offer, or (D) after public announcement of an Acquisition Proposal (other than a tender offer or exchange offer), the Company Board fails to publicly affirm the Company Board Recommendation within three (3) Business Days after a written request by Parent to do so (or, if earlier, by the close of business on the Business Day immediately preceding the then-scheduled Expiration Date);

(iv)             if as of the Cash Determination Time, the Company Net Cash is less than $49,600,000; or

(d)               by the Company, at any time prior to the Acceptance Time:

(i)                 if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the scheduled Expiration Date (A) would result in a Parent Material Adverse Effect and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) five (5) days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii)              in connection with the Company Board making a Change in Recommendation in response to a Superior Proposal and the Company then in connection therewith entering into an Alternative Acquisition Agreement with respect to such Superior Proposal immediately following such termination; provided that the Company shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d)(ii) (and no purported termination pursuant to this Section 8.1(d)(ii) shall be effective) unless (A) the Company and the Company Board shall have complied in all material respects with the notice, negotiation and other requirements set forth in Section 1.3(e), (B) the Company, substantially concurrently with and as a condition to such termination, pays to Parent the Termination Fee, and (C) there shall not have been any Willful and Material Breach of Section 1.3(d), Section 1.3(e) or Section 6.13 by the Company or its Subsidiaries.

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The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give notice of such termination to the other party.

Section 8.2            Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company; provided, that:

(a)               the Confidentiality Agreement and the provisions of Section 4.17 and 5.5 (Brokers), Section 6.10 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.3 (Definitions), Section 9.4 (Interpretation), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) shall survive the termination hereof;

(b)               the Company may have liability as provided in Section 8.3; and

(c)               no such termination shall relieve any party from any liability or damages arising out of a Willful and Material Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. “Willful and Material Breach” means any failure to consummate the transactions contemplated hereby when required to do so or otherwise any material breach that is the consequence of a deliberate act or failure to act by the breaching party with the actual knowledge that the taking of such act or failure to take such act would cause or constitute such material breach.

Section 8.3            Fees and Expenses.

(a)               Except as otherwise provided in this Section 8.3 or the CVR Agreement, all fees and expenses incurred in connection with this Agreement, the CVR Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

(b)               In the event that:

(i)                 (A) an Acquisition Proposal (whether or not conditional) or intention to make an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly known or disclosed or otherwise communicated to senior management of the Company or the Company Board or a committee thereof, (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c), and (C) within 12 months after the date of such termination, (1) the Company enters into an agreement in respect of any Acquisition Proposal that is later consummated, or recommends or submits an Acquisition Proposal to its stockholders for adoption that is later consummated, or (2) a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof; provided that references to “20%” in the definition of Acquisition Proposal shall be treated as “50%” for purposes of this Section 8.3(b)(i);

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(ii)              this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii); or

(iii)            this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $1,500,000 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. The payment by the Company of the Termination Fee pursuant to this Section 8.3 shall relieve the Company from any liability or damage resulting from a breach of any of its representations, warranties, covenants or agreements set forth in this Agreement (other than resulting from a Willful and Material Breach). In the event that the Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any other Person in connection with this Agreement (and the termination hereof) or the transactions contemplated by this Agreement (and the abandonment thereof), or any matter forming the basis for such termination, and none of Parent, Merger Sub or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any Affiliate of the Company or any Representative of the Company or any Affiliate of the Company arising out of this Agreement, any of the transactions contemplated by this Agreement or any matters forming the basis for such termination (other than resulting from a Willful and Material Breach). Notwithstanding anything to the contrary herein, if this Agreement is terminated by Parent pursuant to Section 8.1(c)(iv) under circumstances in which the Termination Fee is not then payable, then the Company shall pay or cause to be paid to Parent, in cash promptly upon (but in any event no later than three (3) Business Days after) delivery of a written demand by Parent to the Company (which Parent may deliver at any time after this Agreement is so terminated), all out-of-pocket fees and expenses (including all due diligence fees, all filing and printing fees and all fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement and the Transactions (“Parent Expenses”); provided that in no event shall the Company be obligated to pay for Parent Expenses in excess of $1,000,000. Payment by the Company of Parent Expenses pursuant to the foregoing sentence shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to this Section 8.3; provided that in the event the Termination Fee is payable after the time the Company pays any Parent Expenses to Parent, the amount of the Termination Fee payable by the Company to Parent shall be reduced by the amount of such Parent Expenses actually paid to Parent.

(c)               Payment of the Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by Parent (i) in the case of Section 8.3(b)(i), within two (2) Business Days after the earlier of (A) entry into a definitive agreement with respect to an Acquisition Proposal referenced in clause (C)(1) or (B) consummation of the Acquisition Proposal referenced in clause (C)(2), (ii) in the case of Section 8.3(b)(ii), within two (2) Business Days following termination of this Agreement, and (iii) in the case of Section 8.3(b)(iii), simultaneously with, and as a condition to the effectiveness of, termination by the Company pursuant to Section 8.1(d)(ii).

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(d)               The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due pursuant to this Section 8.3, and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in this Section 8.3, the Company shall pay to Parent its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 8.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made, plus 2% per annum, through the date such payment was actually received.

Section 8.4            Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective board of directors or other governing body at any time prior to the Effective Time; provided, however, that after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5            Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective board of directors or other governing body, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

Article IX
GENERAL PROVISIONS

Section 9.1            Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

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Section 9.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)

if to Parent, Merger Sub or the Surviving Corporation, to:

600 W. Chicago Ave., Suite 510
Chicago, IL 60654
Attention: Zach Malkin
Ryan Fukushima
Matt De Silva
E-mail: [***]

[***]

[***]

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Mitchell S. Bloom

Robert Masella

Jean A. Lee
E-mail: mbloom@goodwinlaw.com

rmasella@goodwinlaw.com

jeanlee@goodwinlaw.com

(ii)

if to Company, to:

Rain Oncology Inc.
8000 Jarvis Ave.,
Newark, CA 94560
Attention: Avanish Vellanki
Erik Atkisson
E-mail: [***]
[***]

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with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr, Branden C. Berns, Chris Trester, Robert Phillips
E-mail: rmurr@gibsondunn.com, bberns@gibsondunn.com, ctrester@gibsondunn.com, rphillips@gibsondunn.com

Section 9.3            Certain Definitions. For purposes of this Agreement:

(a)               “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms not less restrictive (or otherwise more favorable) in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement (it being agreed that such confidentiality agreement need not prohibit the making of an Acquisition Proposal or otherwise contain any standstill or similar provision) and does not prohibit the Company from providing any information to Parent in accordance with Section 1.3(e) or Section 6.13. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with the Company shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement for all purposes of this Agreement, to the extent such existing confidentiality agreement remains in full force and effect and would otherwise satisfy the foregoing definition of “Acceptable Confidentiality Agreement;”

(b)               “Acquisition Inquiry” means an inquiry, indication of interest, proposal, offer or request for information (other than an inquiry, indication of interest, proposal, offer or request for information made or submitted by or on behalf of Parent or any of its Subsidiaries) that could reasonably be expected to result in an Acquisition Proposal;

(c)               “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase or license, in one transaction or a series of transactions, and whether through any merger, reorganization, spin-off, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, transfer, disposition, joint venture, partnership, licensing or similar transaction, or otherwise, of (i) assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (ii) 20% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Offer, the Merger and the other transactions contemplated by this Agreement and CVR Agreement, (iii) any of the CVR Products (or any Intellectual Property embodied therein or related thereto); or (iv) any combination of the foregoing;

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(d)               “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(e)               “Anti-Corruption Laws” means (i) the Foreign Corrupt Practices Act of 1977, the Anti-Kickback Act of 1986, the Canadian Corruption of Foreign Public Officials Act, the United Kingdom Bribery Act, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, the United Nations Convention Against Corruption and all other applicable Laws of similar effect, and the related rules, regulations and published interpretations thereunder, (ii) all applicable anti-money laundering Laws, and the related rules, regulations and published interpretations thereunder, and (iii) all applicable anti-terrorism financing Laws, and the related rules, regulations and published interpretations thereunder.

(f)                “Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act;

(g)               “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748, 116th Cong., 2d Sess. (signed into law on March 27, 2020) and any similar or successor federal, state, local and foreign Law, including IRS Notice 2020-65 and IRS Notice 2021-11.

(h)               “Cash Consideration” means $1.16 in cash per Share, without interest;

(i)                 “COBRA” means the continuation coverage provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as codified in Code Section 4980B and ERISA Sections 601 et seq., as amended from time to time, and the regulations and other guidance promulgated thereunder and any other similar provisions of state or local law;

(j)                 “Company Associate” means any founder, officer, employee, individual independent contractor, individual consultant or director of or to the Company or any of its Subsidiaries;

(k)               “Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2023 included in the Quarterly Report on Form 10-Q filed by the Company with the SEC on November 9, 2023 (without giving effect to any amendment thereto filed on or after the date hereof);

(l)                 “Company IP Rights” means all Intellectual Property owned, licensed, or controlled by the Company or its Subsidiaries that is necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted or as proposed to be conducted as of the date of this Agreement;

(m)             “Company Net Cash” means the amount equal to the following, without duplication, calculated as of the Cash Determination Time:

(i)                 all unrestricted cash, cash equivalents and marketable securities (excluding restricted cash, prepaid expenses, cash securing performance obligations and amounts held in escrow, subject to holdbacks, and any deemed proceeds from option exercises) determined in accordance with GAAP,

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(ii)              minus the sum of the following:

(A)             accounts payable, accrued expenses, lease liabilities, reserves, cost of directors’ and officers’ liability insurance programs and all other long-term and short-term liabilities of the Company calculated in accordance with GAAP, plus

(B)              the Transaction Expenses of the Company to the extent unpaid as of the Expiration Date, regardless of the timing of actual payment and including, without limitation, any such amounts that are payable or may become payable after the Expiration Date.

For illustrative purposes only, a sample statement of Company Net Cash is set forth in Section 9.3(m) of the Company Disclosure Letter.

(n)               “Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company or its Subsidiaries that are registered, filed or issued under the authority of, with or by any Governmental Entity, including all Patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing;

(o)               “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(p)               “COVID-19” means the coronavirus (COVID-19) pandemic, including any evolutions or mutations of the coronavirus (COVID-19) disease;

(q)               “CVR Product” means milademetan (including any form or formulation thereof and any improvement or enhancement thereof), any combination product in which at least one other active pharmaceutical ingredient is co-formulated or packaged together with milademetan (including any form or formulation thereof and any improvement or enhancement thereof) and any product or product candidate contained in or arising from milademetan (including any form or formulation thereof and any improvement or enhancement thereof);

(r)                “Employee Plan” means (A) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (B) stock option plans, stock purchase plans, bonus or incentive plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (A) above; and (C) plans or arrangements providing compensation to employee and non-employee directors, in each case in which the Company or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer or director of the Company or any ERISA Affiliate (or their spouses, dependents, or beneficiaries);

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(s)                “Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

(t)                 “Healthcare Laws” means, to the extent applicable to the Company and its of its subsidiaries, (a) the authorizations, approvals and licenses under the Federal Food, Drug, and Cosmetic Act (“FDCA”) and any comparable state, local or foreign Laws; (b) the Public Health Service Act; (c) federal Medicare and Medicaid statutes and related state or local statutes; (d) state formulary and drug pricing statutes; (e) any comparable foreign Laws for any of the foregoing applicable in jurisdictions in which material quantities of any of the CVR Products are intended by the Company to be sold; (f) federal or state criminal or civil Laws (including the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7(b)), Stark Law (42 U.S.C. § 1395nn), False Claims Act (42 U.S.C. § 1320a-7b(a)), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act, and any comparable federal or state Laws); (g) the U.S. Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h) and equivalent state Laws; (h) state or provincial licensing, disclosure and reporting requirements; and (i) the rules and regulations promulgated pursuant to all such applicable Laws;

(u)               “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(v)               “Intellectual Property” means: (i) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (ii) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (iii) copyrights, including registrations and applications for registration thereof, (iv) software, including all source code, object code and related documentation, (v) formulae, customer lists, trade secrets, know-how, experimental data, confidential information and other proprietary rights and Intellectual Property, whether patentable or not, and (vi) all United States and foreign rights arising under or associated with any of the foregoing;

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(w)             “knowledge” of any party means (i) the actual knowledge of any executive officer of such party or other officer having primary responsibility for the relevant matter or (ii) any fact or matter which any such officer of such party could be expected to discover or otherwise become aware of in the course of conducting a reasonable investigation, consistent with such officer’s title and responsibilities, concerning the existence of the relevant matter;

(x)               “Leased Real Property” means the leasehold or subleasehold interests and any other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interests in real property currently held by the Company or its Subsidiaries;

(y)               “Litigation Matters” means Myo Thant v. Rain Oncology Inc., et al., Case No. 5:23-cv-03518-EJD, and Christine Livingston v. Avanish Vellanki et al., Case No. 3:23-cv-04973, individually and collectively, which are pending in the United States District Court for the Northern District of California;

(z)               “made available” means any statement in the Agreement to the effect that any information, document or other material has been “made available” shall mean that: (a) with respect to such information, document or other material made available by the Company: (i) such information, document or material was made available prior to the execution of the Agreement in the virtual data room maintained by the Company with Intralinks in connection with the contemplated transactions or (ii) such information, document or material was publicly filed by the Company prior to the execution of this Agreement, and (b) with respect to information, document or other material made available by Parent: (i) such information, document or material was made available prior to the execution of the Agreement by email to the Company or its Representatives; or (ii) such information, document or material was publicly filed by Parent prior to the execution of this Agreement;

(aa)            “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(bb)           “Personal Information” means (i) data and information concerning an identifiable natural person, or (ii) any information that is regulated or protected by one or more Privacy Laws;

(cc)            “Privacy Laws” means Laws relating to privacy, security and/or collection, use or other processing of Personal Information;

(dd)           “Representatives” means directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and representatives;

(ee)            “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

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(ff)              “Superior Proposal” means any unsolicited bona fide binding written Acquisition Proposal for Company common stock (with all of the references to “20%” included in the definition of Acquisition Proposal being replaced with references to “50%”) or for all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, not solicited in violation of this Agreement and that is fully financed or has fully committed financing that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, is (i) more favorable to the stockholders of the Company (solely in their capacity as such) from a financial point of view than the Offer, the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (ii) reasonably likely of being completed on the terms proposed on a timely basis;

(gg)           “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document required to be filed or supplied to any Governmental Entity (or provided to a payee) with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

(hh)           “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever in the nature of a tax imposed by a Governmental Entity (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), together with any interest and any penalties, additions to tax or additional amounts with respect thereto;

(ii)              “Transaction Expenses” means, without duplication and subject to Section 8.3 (including with respect to any sharing of fees and/or expenses contemplated by this Agreement), with respect to each party, all fees and expenses incurred or payable by such party (including any such fees or expenses that such party or its Subsidiaries is legally obligated to pay or reimburse) or its Subsidiaries at or prior to the Effective Time in connection with the process of selling the Company and the transactions contemplated by this Agreement and the CVR Agreement, including (i) any fees and expenses of legal counsel and accountants, the amount of fees and expenses payable to financial advisors, investment bankers, brokers, consultants, and other advisors of such party; (ii) fees paid to the SEC in connection with filing the Schedule 14D-9, and any amendments and supplements thereto, with the SEC; (iii) any fees and expenses in connection with the printing, mailing and distribution of the Schedule 14D-9 and any amendments and supplements thereto; and (iv) any “single-trigger” (or “double trigger,” to the extent the second trigger occurs in connection with or within ninety (90) days following the Closing), bonus, severance, change-in-control payments, stay bonus or similar payment obligations that become due or payable to any Company Associate upon as a result of the consummation of the transactions contemplated by this Agreement and the CVR Agreement (whether alone or together with any other event, such as termination of employment), including the employer portion of any payroll Taxes associated therewith (provided, that Transaction Expenses shall not include any amounts (A) payable as a result of any arrangements implemented or actions taken by the Parent or the Surviving Corporation after the Effective Time (including the termination of the employment or service of any Company Associate), or (B) discharged prior to the Closing).

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Section 9.4            Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified.

Section 9.5            Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the CVR Agreement, the Equity Commitment Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6            No Third-Party Beneficiaries.

(a)               Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except as provided in Section 6.7 and, after the Effective Time, with respect to the COBRA Beneficiaries pursuant to Section 6.9.

(b)               The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

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Section 9.7            Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

Section 9.8            Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9            Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (a) Parent or any of its Affiliates at any time with the prior consent of the Company, not to be unreasonably withheld, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment or (b) after the Effective Time, to any Person. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

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Section 9.10        Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 9.11        Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVR AGREEMENT, THE EQUITY COMMITMENT LETTER, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 9.14        Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15        Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 9.16        No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

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Section 9.17        Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, and, during the period between the Acceptance Time and the Effective Time, the Company, to perform all of its agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all defenses and demands whatsoever in connection with the performance of its obligations set forth in this Section 9.17. Parent shall not have any right of subrogation, reimbursement or indemnity whatsoever, nor any right of recourse to security for any of the agreements, covenants and obligations of Merger Sub or the Surviving Corporation under this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PATHOS AI, INC.

By:	/s/ Ryan Fukushima
Name: Ryan Fukushima Title: Chief Executive Officer

WK MERGER SUB, INC.

By:	/s/ Ryan Fukushima
Name: Ryan Fukushima Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

RAIN ONCOLOGY INC.

By:	/s/ Avanish Vellanki
Name: Avanish Vellanki Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

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EXHIBIT A

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment (and Parent shall not be required to cause Merger Sub to accept for payment) or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a)               prior to the Expiration Date, there shall not have been validly tendered and not validly withdrawn in accordance with the terms of the Offer a number of Shares that, together with the Shares, if any, then beneficially owned by Merger Sub or its affiliates (as such term is defined in Section 251(h) of the DGCL), would represent at least one (1) Share more than 50% of the number of Shares that are then issued and outstanding (the “Minimum Condition”);

(b)               any of the following conditions shall exist or shall have occurred and be continuing at the Expiration Date:

(i)                 there shall have been any Law enacted, entered, promulgated, enforced or deemed applicable to the Offer that would: (A) make illegal or otherwise prohibit, restrain, enjoin, prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement, (B) prohibit, restrain, enjoin, prevent or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any CVR Product (or any Intellectual Property related thereto), or other material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any CVR Product (or any Intellectual Property related thereto) or any other material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or (C) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

(ii)              there shall be any Action brought by, or before, any Governmental Entity seeking to: (A) make illegal or otherwise prohibit, restrain, enjoin or prevent or materially delay the consummation of the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or CVR Agreement, (B) prohibit, restrain, enjoin or prevent or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any CVR Product (or any Intellectual Property related thereto) or other material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of or hold separate any CVR Product (or any Intellectual Property related thereto) or any other material portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or (C) impose limitations on the ability of Parent to acquire or hold, or exercise full rights of ownership of, any Shares (or shares of capital stock of the Surviving Corporation), including the right to vote the Shares purchased or owned by them on all matters properly presented to stockholders of the Company;

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(iii)            since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually on in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(iv)             (A) the Company shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement, (B) (1) the representations and warranties of the Company set forth in Section 4.1(a), the final sentence of Section 4.3, Section 4.4, Section 4.5(a)(i), Section 4.14, Section 4.15, Section 4.16, Section 4.17 and Section 4.26 shall not be true and correct in all material respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date, (2) the representations and warranties of the Company set forth in Section 4.2 shall not be true and correct in all respects as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except to the extent the failures of such representations to be true and correct in all respects individually or in the aggregate would not reasonably be expected to result in an increase in the aggregate value of the consideration payable by Parent in connection with the Merger of more than $500,000 in the aggregate, as compared to what such aggregate amount would have been if such representations and warranties had been true and correct in all respects, (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, (x) any update or modification of the Company Disclosure Letter purported to have been made after the date of the Merger Agreement shall be disregarded and (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date); or (3) any of the remaining representations and warranties of the Company set forth in the Merger Agreement shall not be true and correct as of the date of the Merger Agreement or as of and as though made on the Expiration Date, except for inaccuracies of representations or warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, (x) any update or modification of the Company Disclosure Letter purported to have been made after the date of the Merger Agreement shall be disregarded, (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date, and (z) all materiality and “Company Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded); or (C) Parent and Merger Sub shall not have received a certificate of an executive officer of the Company, dated as of the scheduled Expiration Date, to the effect set forth in the foregoing clauses (A) and (B);

(v)               as of the Cash Determination Time, the Company Net Cash is less than $49,600,000; or

(vi)             the Merger Agreement shall have been terminated in accordance with its terms.

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The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion. The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. All conditions (except for the Minimum Condition) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Merger Agreement to which this Exhibit A is attached (the “Merger Agreement”).

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Exhibit B

Certificate of Incorporation of the Surviving Corporation

[See Attached]

CERTIFICATE OF INCORPORATION

OF

RAIN ONCOLOGY INC.

FIRST:	The name of this corporation shall be: Rain Oncology Inc.

SECOND:	Its registered office in the State of Delaware is to be located at:

c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808, County of New Castle, and its registered agent at such address is: The Corporation Service Company.

THIRD:	The purpose or purposes of the corporation shall be:

To carry on any and all business and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of stock which this corporation is authorized to issue is:

One Hundred (100) shares of Common Stock, par value $0.001 per share. All shares of Common Stock shall be uncertificated.

FIFTH:	In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.

SIXTH:	Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.

SEVENTH:	To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, alteration or repeal of this Article that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

EIGHTH:	The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and to add or insert other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article EIGHTH.

NINTH:	Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

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IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Corporation, has executed, signed, and acknowledged this Certificate of Incorporation this [__] day of [__], 2024.

By: Ryan Fukushima Title: Chief Executive Officer

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Exhibit C

CVR Agreement

[See Attached]

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. INFORMATION THAT HAS BEEN OMITTED HAS BEEN NOTED IN THIS DOCUMENT WITH A PLACEHOLDER IDENTIFIED BY THE MARK “[***]”.

Final Form

CONTINGENT VALUE RIGHTS AGREEMENT

THIS CONTINGENT VALUE RIGHTS AGREEMENT, dated as of [●], 2023 (this “Agreement”), is entered into by and between Pathos AI, Inc., a Delaware corporation (the “Parent”), WK Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (the “Purchaser”), [Equiniti Trust Company, LLC], a [Delaware limited liability company] (the “Rights Agent”), and Fortis Advisors LLC, a Delaware limited liability company, solely in its capacity as the initial representative, agent and attorney in-fact of the Holders (the “Representative”).

RECITALS

WHEREAS, Parent, Purchaser, and Rain Oncology Inc., a Delaware corporation (“Rain”), have entered into an Agreement and Plan of Merger, dated as of December 13, 2023 (the “Merger Agreement”), pursuant to which Purchaser will merge with and into Rain (the “Merger”), with Rain surviving the Merger as a wholly owned Subsidiary of Parent;

WHEREAS, pursuant to the Merger Agreement, and in accordance with the terms and conditions thereof, Purchaser shall deliver CVRs to holders of outstanding Rain Common Stock and Rain RSUs (as such terms are defined herein and, in each case, subject to certain exceptions) (collectively, the “Initial Holders”) pursuant to the terms and subject to the conditions hereinafter described;

WHEREAS, the CVRs are an integral part of the consideration to be received by the Initial Holders in the Merger;

WHEREAS, Parent desires that the Rights Agent act as its agent for the purposes of effecting the distribution of the CVRs to the Initial Holders and performing the other services described in this Agreement; and

WHEREAS, the Initial Holders desire that the Representative act as their agent for the purposes of accomplishing the intent and implementing the provisions of this Agreement and facilitating the consummation of the transactions contemplated hereby and performing the other services described in this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the consummation of the transactions referred to above, the parties agree, for the equal and proportionate benefit of all Holders (as defined herein), as follows:

ARTICLE I
DEFINITIONS: CERTAIN RULES OF CONSTRUCTION

Section 1.1        Definitions. Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the Merger Agreement. As used in this Agreement, the following terms will have the following meanings:

“Acting Holders” means, at the time of determination, Holders of not less than thirty percent (30%) of outstanding CVRs, as set forth in the CVR Register.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person. For the purposes of this definition, “controlling,” “controlled” and “control” mean the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Assignee” has the meaning set forth in Section 6.3.

“Business Day” means a day, other than a Saturday, Sunday or public holiday, on which clearing banks are open for non-automated commercial business in New York, New York.

“Cash CVR Payment Expiration Date” means the latest to occur of (a) 12 months following the Closing Date and (b) the delivery by the Rights Agent to each Holder of all potential CVR Payment Amounts (if any) required to be paid under the terms of this Agreement with respect to any Cash CVR Payments.

“Change of Control” means (a) a sale or other disposition of all or substantially all of the assets of Purchaser on a consolidated basis (other than to any Subsidiary (direct or indirect) of Parent), (b) a merger or consolidation involving Purchaser in which Purchaser is not the surviving entity if the stockholders of Purchaser immediately prior to such transaction own less than 50% of the surviving entity’s voting power immediately after the transaction, and (c) any other transaction involving Purchaser in which Purchaser is the surviving or continuing entity but in which the stockholders of Purchaser immediately prior to such transaction own less than 50% of Purchaser’s voting power immediately after the transaction.

“Closing” means the consummation of the Merger and the transactions contemplated thereby.

“Closing Date” means the date of the Closing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“CVRs” means the contractual contingent value rights of Holders that are granted by Purchaser to Initial Holders as additional consideration for the Offer and the Merger pursuant to the terms of the Offer and the Merger Agreement. Unless otherwise specified herein, for purposes of this Agreement all the CVRs shall be considered as part of and shall act as one class only. For the avoidance of doubt, Purchaser shall only grant CVRs to the Initial Holders, and shall not grant further CVRs to any other Persons at any other time during the pendency of this Agreement, pursuant and subject to the terms hereof.

“CVR Payment Amount” means, for a given Holder, an amount equal to:

(a) the CVR Proceeds, multiplied by

(b) (i) the total number of CVRs entitled to receive such CVR Proceeds held by such Holder, divided by (ii) the total number of CVRs entitled to receive such CVR Proceeds held by all Holders, each as reflected on the CVR Register as of the close of business on the date prior to the date of payment (rounded down to the nearest whole cent per Holder).

“CVR Payment Date” means (a) with respect to a Development CVR Payment, no later than 30 days following, as applicable, (i) the receipt of Gross Proceeds by Rain, Parent or any of their respective Affiliates, pursuant to which CVR Proceeds from a Disposition are payable to Holders hereunder, or (ii) the achievement of the Development Milestone (as defined below) pursuant to which CVR Proceeds are payable to Holders hereunder and (b) with respect to a Cash CVR Payment, (i) with respect to a Cash CVR Payment consisting of the Excess Cash Adjustment (if any), no later than 30 days following final determination of such Excess Cash Adjustment, and (ii) with respect to any other Cash CVR Payment, no later than 30 days following the later of (A) the final and non-appealable resolution of any Rain Litigation or (B) the first anniversary of the Closing Date.

“CVR Payment Notice” has the meaning set forth in Section 2.4(c).

“CVR Period” means the period beginning on the Closing Date and ending on (a) with respect to a Development CVR Payment, the Development CVR Payment Expiration Date and (b) with respect to a Cash CVR Payment, the Cash CVR Payment Expiration Date.

“CVR Proceeds” means, as applicable:

(a) (i) if one or more Dispositions occurs prior to the Development Milestone being achieved, 80% of the Net Proceeds from such Disposition(s), or (ii) if the Development Milestone is achieved prior to the occurrence of any Disposition, $1,000,000; provided that Parent may, in its reasonable discretion, withhold up to 20% of the CVR Proceeds consistent with the Disposition Agreement giving rise to the CVR Proceeds for the satisfaction of indemnity obligations under any Disposition Agreement in excess of any escrow fund established therein, in each case to the extent not already deducted as Permitted Deductions; provided, further, that any such withheld CVR Proceeds shall be distributed (net of any Permitted Deductions satisfied therefrom) to the Holders no later than three (3) years following the applicable CVR Payment Date on which such CVR Proceeds would have otherwise been distributed to the Holders; provided, further, that such withholding shall not be permitted if the applicable indemnification period under the applicable Disposition Agreement related to such CVR Proceeds has expired by its terms when the CVR Proceeds are received (it being understood, for the avoidance of doubt, that CVR Proceeds shall be either the amount in subsection (i) or the amount in the subsection (ii) (depending on the relative timing of a Disposition and the Development Milestone), and shall in no event be the sum or other combination of these two amounts) (any payment of CVR Proceeds that becomes payable in accordance with the criteria set forth in this clause (a), a “Development CVR Payment”);

(b) (i) if the amount of Company Net Cash as of 11:59 pm ET on the Expiration Date of the Offer calculated in accordance with clause (b)(v) of Exhibit A to the Merger Agreement (which for the avoidance of doubt, this calculation the “Final Company Net Cash”) is greater than $49,600,000, the amount of such excess (the “Excess Cash Adjustment”); and

(c) an amount equal to (A) $5,000,000, minus (B) all damages or losses (including special, punitive or indirect, consequential or incidental loss or damage of any kind as may be determined by a court in a final non-appealable judgment, including but not limited to lost profits), judgments, settlements and out-of-pocket costs and expenses (including court-ordered interest, court costs and fees and costs of attorneys, accountants and other experts, or other expenses of litigation or other proceedings or of any claim, default or assessment) incurred by Parent or its Affiliates (including Rain following the Merger) related to any Rain Litigation (the foregoing, collectively, “Rain Litigation Expenses”), minus (C) if Final Company Net Cash is less than $49,600,000, the amount of such shortfall (the “Company Net Cash Shortfall”) (any payment of CVR Proceeds that becomes payable in accordance with the criteria set forth in this clauses (b) or (c), a “Cash CVR Payment”). For avoidance of doubt, the parties acknowledge and agree that the calculation of Final Company Net Cash is not intended to be used to permit the introduction of different judgments, accounting methodologies (including with respect to accruals and reserves), policies, principals, practices, procedures or classifications for purposes of calculating Company Net Cash;

“CVR Products” means milademetan (including any form or formulation thereof and any improvement or enhancement thereof), as well as any combination product in which at least one other active pharmaceutical ingredient is co-formulated or packaged together with milademetan (including any form or formulation thereof and any improvement or enhancement thereof).

“CVR Register” has the meaning set forth in Section 2.3(b).

“Development CVR Payment Expiration Date” means the date of the expiration of the Development Milestone Period; provided that, to the extent a Disposition or the achievement of the Development Milestone takes place prior to the expiration of the Development Milestone Period, the Development CVR Payment Expiration Date (in the event of a Disposition, solely as it relates to the CVR Products in such Disposition) shall be the earliest to occur of (a) the date that is the tenth anniversary of the Closing Date, and (b) the delivery by the Rights Agent to each Holder of all potential CVR Payment Amounts (if any) required to be paid under the terms of this Agreement and, if applicable, the related Disposition Agreement(s). For the avoidance of doubt, no CVR Payment Amounts will be due with respect to Dispositions following achievement of the Development Milestone.

“Development Milestone” means the dosing of the first patient with a CVR Product in a clinical study conducted by Rain, Parent or any of their respective Affiliates during the Development Milestone Period.

“Development Milestone Period” means the period beginning on the Effective Time and ending on the fifth anniversary of the Closing Date.

“Disposition” means the sale, transfer or other disposition by Parent or any of its Affiliates, including Rain (after the Merger), of all or any part of any CVR Products to any Person who is not an Affiliate of Parent, whether by assignment, license, or otherwise, in each case during the Disposition Period but in all cases excluding licenses or transfers of materials to consultants, subcontractors, vendors, other service providers, or academic collaborators for the purpose of enabling the performance of services for Parent or any of its Affiliates. For avoidance of doubt, a Change of Control (substituting “Parent” for “Purchaser” in the definition of Change of Control) will not in itself be a Disposition.

“Disposition Agreement” means a definitive agreement, contract or other document providing for a Disposition that is entered into by, on the one hand, Parent or any of its Affiliates, including Rain (after the Merger), and, on the other hand, any Person who is not Parent or an Affiliate of Parent and which is entered into prior to the end of the Disposition Period, but in all cases excluding licenses or transfers of materials to consultants, subcontractors, vendors, other service providers, or academic collaborators for the purpose of enabling the performance of services for Parent or any of its Affiliates.

“Disposition Period” means the period beginning on the Effective Time and ending on the second anniversary of the Closing Date.

“DTC” means The Depository Trust Company or any successor thereto.

“Equity Award CVR” means a CVR received by a Holder in respect of Rain RSUs.

“Governmental Entity” means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

“Gross Proceeds” means, without duplication, the sum of all cash consideration and the value of any and all consideration of any kind that is paid to, and actually received by, Parent or any of its Affiliates, or is received by, Parent or any of its Affiliates during the CVR Period in respect of a Disposition, solely as such consideration relates to a CVR Product. The value of any securities (whether debt or equity) or other non-cash property constituting Gross Proceeds shall be determined as follows: (a) the value of securities for which there is an established public market shall be equal to the volume weighted average of their closing market prices for the five trading days ending the day prior to the date of payment to, or receipt by, Parent or its relevant Affiliate, and (b) the value of securities that have no established public market and the value of consideration that consists of other non-cash property, shall be the fair market value thereof as of the date of payment to, or receipt by, Parent or its relevant Affiliate; provided, that Parent may elect, upon prompt notice to the Representative after Parent’s receipt of consideration, to have any securities or other non-cash property specified in the foregoing clause (b) be deemed as Gross Proceeds only upon the earlier of (i) the receipt by Parent or any of its Affiliates of cash in respect of the sale or other liquidation by Parent or its Affiliates of such securities or other non-cash property, and the value of such cash shall be Gross Proceeds upon receipt by Parent or any of its Affiliates, or (ii) the second anniversary of receipt of such securities or other non-cash property, and the value of such consideration shall be Gross Proceeds as of such date with a value equal to the greater of (A) the fair market value of such securities or other non-cash property as of the date originally received by Parent or its relevant Affiliate or (B) the fair market value of such securities or other non-cash property as of such date as reasonably determined by Parent, and all other consideration, if any, paid to or received by Parent or any of its Affiliates will be deemed Gross Proceeds upon receipt by Parent or its relevant Affiliate. In the event that any such Disposition includes the sale of CVR Products or other products, businesses or assets other than solely milademetan (“Other Products”), Parent shall in good faith assign an allocation of value to milademetan and the Other Products under such sale, and only the amount allocated to milademetan shall be included in the calculation of Gross Proceeds.

“Holder” means, at the relevant time, a Person in whose name a CVR is registered in the CVR Register at the applicable time.

“Intended Tax Treatment” has the meaning set forth in Section 2.5(a).

“Law” means any foreign or U.S. federal, state or local law (including common law), treaty, statute, code, order, ordinance, approval, authorization, certificate, registration, exemption, consent, license, order, permit and other similar authorizations, rule, regulation, or other requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Net Proceeds” means, for a Disposition, the Gross Proceeds minus Permitted Deductions, as calculated in a manner consistent with generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied. For clarity, (i) if Permitted Deductions exceed Gross Proceeds as it relates to a certain Disposition, any excess Permitted Deductions shall be applied against Gross Proceeds in a subsequent Disposition, and (ii) if any of the Gross Proceeds or Permitted Deduction are not in U.S. dollars, currency conversion to U.S. dollars shall be made by using the exchange rate prevailing at the JP Morgan Chase Bank or its successor entity on the date of receipt of such Gross Proceeds or date of payment of relevant Permitted Deductions, as applicable.

“Officer’s Certificate” means a certificate signed by an authorized officer of Parent, in his or her capacity as such an officer, and delivered to the Rights Agent and the Representative.

“Permitted CVR Transfer” means: a transfer of CVRs (a) upon death of a Holder by will or intestacy; (b) pursuant to a court order; (c) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (d) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, to the extent allowable by DTC; or (e) as provided in Section 2.7.

“Permitted Deductions” means the sum of, without duplication, the following costs or expenses:

(a)       any applicable Taxes (including any applicable value added or sales Taxes) imposed on Gross Proceeds and payable by Parent or any of its Affiliates and any current income or other Taxes payable by Parent or any of its Affiliates that would not have been incurred by Parent or its Affiliates but for the Gross Proceeds having been received or accrued by Parent or its Affiliates; provided that for purposes of calculating income Taxes payable by Parent or its Affiliates in respect of the Gross Proceeds, any such income Taxes shall be computed after taking into account any net operating loss carryforwards or other Tax attributes (including Tax credits) of Rain or its Affiliates as of the Closing Date prior to the Effective Time that are available to offset such gain after taking into account any limits of the usability of such attributes applicable as of the Closing Date prior to the Effective Time (or arising as a result of the Closing), including under Section 382 of the Code as reasonably determined by a nationally recognized tax advisor; provided further that any such net operating loss carryforwards or other Tax attributes of Rain or its Affiliates will first be applied to the computation of income Taxes imposed on Gross Proceeds or that would not have been incurred but for the Gross Proceeds having been received or accrued by Parent or its Affiliate;

(b)       any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates in connection with the applicable CVR Product(s) in respect of a Disposition, including technology transfer costs, contractual expenses or any costs in respect of head licenses for sublicensed technology and the development or prosecution, maintenance or enforcement by Parent or any of its Subsidiaries of intellectual property rights but excluding any costs related to a breach of this Agreement, any expenses included in the calculation of Final Company Net Cash to the extent paid prior to the Closing or identified on the Final Company Net Cash Schedule delivered on the Expiration Date to be paid following the Closing and the negotiation, execution and performance of any of the foregoing;

(c)       (i) any reasonable and documented out-of-pocket costs and expenses incurred by Parent or any of its Affiliates in connection with Disposition business development related efforts with respect to the relevant CVR Product(s) during the Disposition Period, and (ii) maintenance costs related to the CVRs or the CVR Products (including fees and expenses related to the Rights Agent and the Representative); and

(d)       any reasonable and documented out-of-pocket costs incurred or accrued by Parent or any of its Affiliates in connection with Parent’s efforts to negotiate or enter into any Disposition Agreement or consummate a Disposition of any applicable CVR Product(s), including any Representative fee, Rights Agent fee, brokerage fee, finder’s fee, opinion fee, success fee, transaction fee, service fee or other fee, commission or expense owed to any broker, finder, investment bank, auditor, accountant, counsel, advisor or other third party in relation thereto (but excluding any costs or expenses previously deducted from Gross Proceeds);

In addition, Permitted Deductions shall include any Gross Proceeds that (x) constitute (i) compensation to Parent or Purchaser for the provision of goods and/or services by Parent or Purchaser to the counterparty in such Disposition (including research and development funding provided by such counterparty), (ii) reimbursement of patent expenses, or (iii) a bona fide loan and (y) which amounts were consented to in writing by the Representative (such consent not to be unreasonably withheld, conditioned or delayed).

“Person” means any individual, firm, corporation, limited liability company, partnership, trust or other entity, and shall include any successor (by merger or otherwise) thereof or thereto.

“Rain Common Stock” means the shares of common stock, par value $0.001 per share, of Rain.

“Rain Litigation” means any Legal Proceeding against or involving Rain and its directors and/or officers that is either (a) included in the definition of Litigation Matters set forth in the Merger Agreement or (b) otherwise existing as of the date hereof or arising following the date hereof and prior to the first anniversary of the Closing Date.

“Rain RSU” means each restricted stock unit settleable in Rain Common Stock granted under the Company Stock Plans outstanding as of immediately prior to the Effective Time.

“Rights Agent” means the Rights Agent named in the first paragraph of this Agreement, until a successor Rights Agent will have become such pursuant to the applicable provisions of this Agreement, and thereafter “Rights Agent” will mean such successor Rights Agent.

“Tax” or “Taxes” means any and all federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum or other tax of any kind or any charge of any kind in the nature of (or similar to) taxes whatsoever imposed by a Governmental Entity, including any interest, penalty or addition thereto.

Section 1.2        Rules of Construction.

(a)       As used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(b)       This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption of burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of this Agreement.

(c)       As used in this Agreement, the words “include,” “includes,” or “including” will be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will not be exclusive.

(d)       When reference is made in this Agreement to an Article or Section, such reference will refer to Articles and Sections of this Agreement, as the case may be, unless otherwise indicated.

(e)       The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)       All references to $ are to United States dollars.

ARTICLE II
CONTINGENT VALUE RIGHTS

Section 2.1        CVRs. The CVRs represent the contractual rights of Holders to receive contingent cash payment of the CVR Proceeds from Purchaser pursuant to this Agreement.

Section 2.2        Nontransferable. The CVRs may not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted CVR Transfer. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2.2 shall be void ab initio and of no effect.

Section 2.3        No Certificate; Registration; Registration of Transfer; Change of Address.

(a)       The CVRs will be issued and distributed by Purchaser to each Holder in book-entry form only and will not be evidenced by a certificate or other instrument.

(b)       The Rights Agent will keep a register (the “CVR Register”) for the purpose of (i) identifying the Holders of CVRs and (ii) registering CVRs and Permitted CVR Transfers thereof. The CVR Register will initially show one position for Cede & Co. representing all the Rain Common Stock held by DTC on behalf of the street holders of the Rain Common Stock held by such Holders as of immediately prior to the Effective Time. The Rights Agent will have no responsibility whatsoever directly to the street name holders with respect to transfers of CVRs unless and until such CVRs are transferred into the name of such street name holders in accordance with Section 2.2. With respect to any payments to be made under Section 2.4 below, the Rights Agent will accomplish the payment to any former street name holders of Rain Common Stock by sending one lump payment to DTC. The Rights Agent will have no responsibilities whatsoever with regard to the distribution of payments by DTC to such street name holders. Upon request of a Holder or the Representative, the Rights Agent will make available to such Holder or the Representative, as applicable, a list of the other Holders, the number of CVRs held by each Holder, the contact information maintained by the Rights Agent with respect to each Holder and such other information relating to this Agreement as may be reasonably requested by the Representative.

(c)       Subject to the restrictions on transferability set forth in Section 2.2, every request made to transfer a CVR must be in writing and accompanied by a written instrument of transfer, in form reasonably satisfactory to the Rights Agent pursuant to its guidelines, duly executed by the Holder thereof, the Holder’s attorney duly authorized in writing, the Holder’s personal representative duly authorized in writing, or the Holder’s survivor (with written documentation evidencing such Person’s status as the Holder’s survivor), and setting forth in reasonable detail the circumstances relating to the transfer. Upon receipt of such written notice, the Rights Agent will, subject to its reasonable determination that the transfer instrument is in proper form and the transfer otherwise complies with the other terms and conditions of this Agreement (including the provisions of Section 2.2), register the transfer of the CVRs in the CVR Register. As a condition of such transfer, Parent and Rights Agent may require a transferring Holder or its transferee to pay to the applicable Governmental Entity any transfer, stamp, documentary, registration, or other similar Tax or governmental charge that is imposed in connection with any such registration of transfer. The Rights Agent shall have no duty or obligation to take any action under any section of this Agreement that requires the payment by a Holder of a CVR of such applicable Taxes or charges unless and until the Rights Agent is reasonably satisfied that all such Taxes or charges have been paid or that such Taxes or charges are not applicable. All duly transferred CVRs registered in the CVR Register will be the valid obligations of Purchaser and will entitle the transferee to the same benefits and rights under this Agreement as those held immediately prior to the transfer by the transferor. No transfer of a CVR will be valid until registered in the CVR Register in accordance with this Agreement.

(d)       A Holder may make a written request to the Rights Agent to change such Holder’s address of record in the CVR Register. The written request must be duly executed by the Holder. Upon receipt of such written notice, the Rights Agent will promptly record the change of address in the CVR Register.

Section 2.4        Payment Procedures: Notices.

(a)       With respect to Development CVR Payments, if (i) a Disposition Agreement is entered into during the Disposition Period prior to achievement of the Development Milestone, or (ii) the Development Milestone is achieved during the Development Milestone Period prior to the occurrence of a Disposition, then in each case Parent shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating: (A) a Disposition Agreement has been entered into and a copy of the Disposition Agreement and any ancillary agreements thereto, or (B) the Development Milestone has been achieved, as applicable.

(b)       With respect to Cash CVR Payments, if CVR Proceeds are payable to Holders in accordance with clause (b) of the definition of “CVR Proceeds” as of 11:59 pm ET on the Expiration Date of the Offer, Parent shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice indicating the amount of such CVR Proceeds. Upon the final and non-appealable resolution of any Rain Litigation, Parent shall promptly deliver to the Rights Agent (with a copy to the Representative) written notice of such resolution.

(c)       On or prior to each CVR Payment Date, Parent shall deliver to the Rights Agent (with a copy to the Representative) (i) written notice indicating that (A) the Holders are entitled to receive one or more payments of CVR Proceeds, (B) the source and trigger event for such payment of CVR Proceeds, and (C) if applicable, with respect to a Development CVR Payment, a detailed calculation of Gross Proceeds, Net Proceeds and any Permitted Deductions used to calculate such CVR Proceeds with reasonable supporting detail for such Permitted Deductions and with respect to a Cash CVR Payment, a detailed calculation of Rain Litigation Expenses and the Company Net Cash Shortfall, if any, used to calculate such CVR Proceeds with reasonable supporting detail (each such notice, a “CVR Payment Notice”) and (ii) any letter of instruction reasonably required by the Rights Agent. On or prior to any CVR Payment Date, Parent shall deliver to the Rights Agent the CVR Payment Amounts required by Section 4.2. All payments by Parent hereunder shall be made in U.S. dollars. For the avoidance of doubt, Parent shall have no further liability in respect of the relevant CVR Payment Amount upon delivery of such CVR Payment Amount in accordance with this Section 2.4(c) and the satisfaction of each of Parent’s obligations set forth in this Section 2.4(c).

(d)       The Rights Agent will promptly, and in any event within 10 Business Days after receipt of the CVR Payment Notice as well as any letter of instruction reasonably required by the Rights Agent, send each Holder at its registered address a copy of the CVR Payment Notice and, following the applicable CVR Payment Date, promptly pay the CVR Payment Amount to each of the Holders entitled to receive such CVR Payment Amount by check mailed to the address of each Holder as reflected in the CVR Register as of the close of business on the CVR Payment Date.

(e)       Any portion of the CVR Payment Amount that remains undistributed to a Holder six months after the date of the delivery of the applicable CVR Payment Date will be delivered by the Rights Agent to Parent or Purchaser, upon demand, and any Holder will thereafter look only to Parent and Purchaser for payment of the CVR Payment Amount, without interest, but such Holder will have no greater rights against Parent and Purchaser than those accorded to general unsecured creditors of Parent and Purchaser under applicable Law.

(f)       None of Parent, any of its Affiliates (including Purchaser) or the Rights Agent will be liable to any Person in respect of the CVR Payment Amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If, despite Parent’s, any of its Affiliates’ and/or the Rights Agent’s commercially reasonable efforts to deliver the CVR Payment Amount to the applicable Holder, the CVR Payment Amount has not been paid within two years after the applicable CVR Payment Date (or immediately prior to an earlier date on which the CVR Payment Amount would otherwise escheat to or become the property of any Governmental Entity), the CVR Payment Amount will, to the extent permitted by applicable Law, become the property of Parent or Purchaser, free and clear of all claims or interest of any Person previously entitled thereto. In addition to and not in limitation of any other indemnity obligation herein, Parent and Purchaser agree to indemnify and hold harmless the Rights Agent with respect to any liability, penalty, cost or expense the Rights Agent may incur or be subject to in connection with transferring such property to Parent or Purchaser.

Section 2.5        Tax Matters.

(a)       Except to the extent any portion of the CVR Payment Amount is required to be treated as imputed interest pursuant to applicable Law, the parties intend that, for all U.S. federal and applicable state and local income Tax purposes, (i) the CVRs received in respect of Shares (which for avoidance of doubt does not include the Equity Award CVRs) will be treated as additional consideration paid with respect to such Shares in connection with the Offer or the Merger, as the case may be, (ii) any CVR Payment Amount received in respect of such CVRs will be treated as an amount realized on the disposition or partial disposition of the applicable CVRs, and (iii) any CVR Payment Amount paid in respect of any Equity Award CVR will be treated as wages in the year in which the CVR Payment Amount is made (and not upon the receipt of such CVR) (clauses (i) through (iii), collectively, (the “Intended Tax Treatment”)). Unless otherwise required (A) by a “determination” within the meaning of Section 1313(a) of the Code (or a similar determination under applicable state or local Law) or (B) by a nationally recognized accounting firm, the parties to this Agreement shall file all U.S. federal, state and local Tax Returns in a manner consistent with the Intended Tax Treatment, and no party shall take or cause another to take, a position or action inconsistent with such treatment, or fail to take, or knowingly fail to cause another to take, a position or action, where the failure to take such position or action is inconsistent with such treatment. For the avoidance of doubt, nothing herein is intended to impose on the Representative any obligation to prepare or file any Tax Returns.

(b)       In addition to any Permitted Deductions, Parent and its Affiliates (including Purchaser) and the Rights Agent shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CVR Payment Amount or any other amounts otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld therefrom under applicable Law. With respect to Holders who received Equity Award CVRs, any such withholding may be made, or caused to be made, by Parent through the payroll system or any successor payroll system of Parent or any of its Affiliates, including Rain following the Merger. Prior to making (or causing to be made) any such Tax deduction or withholding, Parent shall instruct the Rights Agent to provide the opportunity for the Holders to provide duly executed Internal Revenue Service (IRS) Forms W-9 or W-8, as applicable, or any other reasonably appropriate forms or information from Holders in order to avoid or reduce withholding. The Rights Agent shall promptly and timely remit, or cause to be remitted, any amounts withheld in respect of Taxes to the appropriate Governmental Entity. To the extent any amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

(c)       It is intended that each payment provided under this Agreement with respect to an Equity Award CVR (the “Payments”) is a separate “payment” for purposes Section 1.409A-2(b)(2)(i) of the U.S. Treasury Regulations. For the avoidance of doubt, it is intended that the Payments satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code and the Treasury Regulations and other guidance issued thereunder and any state law of similar effect (collectively “Section 409A”) provided under Treasury Regulations Section 1.409A-1(b)(4) and, to the extent not so exempt, that the Payments comply, and this Agreement be interpreted to the greatest extent possible, as consistent with Treasury Regulations Section 1.409A-3(i)(5)(iv)(A) — that is, as “transaction-based compensation.” To the extent this Agreement (and any definitions hereunder), or any payments hereunder, are not exempt, they shall be construed in a manner that complies with Section 409A, including by reason of satisfying the “transaction-based compensation” provisions thereunder, including the five-year post-Closing payment limitation therein, and shall incorporate by reference all required definitions and payment terms. Notwithstanding the foregoing, none of the parties hereto nor any of their employees, directors or representatives make any representation or warranty and will have no liability to a Holder or transferee or other Person if any payments under any provisions of this Agreement are determined to constitute deferred compensation under Section 409A of the Code (or any similar U.S. state Tax Law) that are subject to certain additional federal, state or other Taxes. Parent may provide each recipient of an Equity Award CVR with a notice or award agreement setting forth the terms and condition of the Holder’s entitlement to payments under such Equity Award CVR in accordance with the terms of this Agreement.

Section 2.6        No Voting, Dividends or Interest; No Equity or Ownership Interest in Parent or any of its Affiliates.

(a)       The CVRs will not have any voting or dividend rights, and interest will not accrue on any amounts payable on the CVRs to any Holder.

(b)       The CVRs will not represent any equity or ownership interest in Parent, any constituent corporation party to the Merger or any of their respective Affiliates. It is hereby acknowledged and agreed that a CVR shall not constitute a security of Parent.

(c)       Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of the CVRs, any rights or obligations of any kind or nature whatsoever as a stockholder or member of Parent or any of its Subsidiaries either at law or in equity. The rights of any Holder and the obligations of Parent and its Affiliates and their respective officers, directors and controlling Persons are contract rights limited to those expressly set forth in this Agreement.

(d)       Each Holder, by virtue of the approval of the Merger and this Agreement by the Initial Holders and/or the receipt of any consideration in connection with the Merger, and without any further action of any of the Holders or Rain, acknowledges and agrees to the appointment and authority of the Representative to act as the exclusive representative, agent and attorney-in-fact of such Holder and all Holders as set forth in this Agreement, which shall include the power and authority of the Representative to take or refrain from taking the actions specified herein and any other actions relating to the subject matter of this Agreement as determined by the Representative. Notwithstanding the foregoing or anything else herein, the Representative shall have no obligation to act on behalf of the Holders except as expressly provided herein and in the Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Representative in any ancillary agreement, schedule, exhibit or disclosure schedule. The powers, immunities and rights to indemnification granted to the Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Holder of the whole or any fraction of his, her or its interest in the CVRs or other interest herein.

(e)       Neither Parent nor any of its Affiliates, nor their respective boards of directors and officers will be deemed to have any fiduciary or similar duties or any implied duties to any Holder by virtue of this Agreement. All actions taken by the Representative under this Agreement or the Representative Engagement Agreement shall be binding upon each Holder and such Holder’s successors as if expressly confirmed and ratified in writing by such Holder, and all defenses which may be available to any Holder to contest, negate or disaffirm the action of the Representative taken in good faith under this Agreement or the Representative Engagement Agreement are waived.

(f)       It is hereby acknowledged and agreed that the CVRs and the possibility of any payment hereunder with respect thereto are highly speculative and subject to numerous factors outside of Parent’s or Rain’s control, and there is no assurance that Holders will receive any payments under this Agreement or in connection with the CVRs. The parties acknowledge that it is possible that (i) no Disposition will occur during the Disposition Period, (ii) the Development Milestone will not be achieved during the Development Milestone Period, (iii) there will not be any Gross Proceeds that may be the subject of a CVR Payment Amount, and (iv) there will not be any CVR Proceeds with respect to the Cash CVR Payments. It is further acknowledged and agreed that the parties hereto intend solely that the express provisions of this Agreement will govern their contractual relationship with respect to the CVRs. It is acknowledged and agreed that Section 2.6(e) and this Section 2.6(f) are essential and material terms of this Agreement.

Section 2.7        Ability to Renounce or Abandon CVR. Notwithstanding anything to the contrary contained herein, any Holder or Holder’s successor or assign pursuant to a Permitted CVR Transfer may, at any time, at such Holder’s option, agree to renounce, in whole or in part, its rights under this Agreement and abandon all of such Holder’s remaining rights in a CVR by transferring such CVR to Purchaser or Parent without consideration therefor, effected by written notice to the Rights Agent, the Representative and Parent, which renouncement and abandonment notice, if given, shall be irrevocable and effective upon the sending of such notice. Nothing in this Agreement shall prohibit Parent or any of its Affiliates (including Purchaser) from offering to acquire or acquiring any CVRs for consideration from the Holders, in private transactions or otherwise, in its sole discretion. Any CVRs acquired by Parent or any of its Affiliates (including Purchaser) shall be automatically deemed extinguished and no longer outstanding for purposes of the definition of Acting Holders and ARTICLE VI and Section 6.3 hereunder.

ARTICLE III
THE RIGHTS AGENT

Section 3.1        Certain Duties and Responsibilities. The Rights Agent shall not have any liability for any actions taken or failed to be taken by it in connection with this Agreement, except to the extent of its bad faith, gross negligence, fraud or willful misconduct.

Section 3.2        Certain Rights of Rights Agent. The Rights Agent undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations will be read into this Agreement against the Rights Agent. In addition:

(a)       the Rights Agent may rely on and will be protected and held harmless by Parent in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties;

(b)       whenever the Rights Agent deems it desirable that a matter be proved or established prior to taking or not taking any action hereunder, the Rights Agent may (i) rely upon an Officer’s Certificate, which certificate shall be full authorization and protection to the Rights Agent, and the Rights Agent shall, in the absence of bad faith, gross negligence, fraud or willful misconduct on its part, and (ii) incur no liability and be held harmless by Parent for or in respect of any action taken or failed to be taken by it under the provisions of this Agreement in reliance upon such Officer’s Certificate;

(c)       the Rights Agent may engage and consult with counsel of its selection and the advice of such counsel or any opinion of counsel shall, in the absence of bad faith, gross negligence, fraud or willful misconduct, be full and complete authorization and protection to the Rights Agent, and the Rights Agent shall be held harmless by Parent in respect of any action taken or failed to be taken by it hereunder in good faith and in reliance thereon;

(d)       the permissive rights of the Rights Agent to do things enumerated in this Agreement will not be construed as a duty;

(e)       the Rights Agent will not be required to give any note or surety in respect of the execution of such powers or otherwise in respect of the CVR Proceeds;

(f)       the Rights Agent shall not be liable for or by reason of, and shall be held harmless by Parent with respect to any of the statements of fact or recitals contained in this Agreement or be required to verify the same (in the absence of its bad faith, gross negligence, fraud or willful misconduct), but all such statements and recitals are and shall be deemed to have been made by Parent only;

(g)       the Rights Agent shall have no liability (in the absence of its bad faith, gross negligence, fraud or willful misconduct) and shall be held harmless by Parent in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution and delivery hereof by the Rights Agent and the enforceability of this Agreement against the Rights Agent assuming the due execution and delivery hereof by Parent), nor shall it be responsible for any breach by Parent of any covenant or condition contained in this Agreement;

(h)       Parent agrees to indemnify the Rights Agent for, and hold the Rights Agent harmless against, any loss, liability, damage, judgment, fine, penalty, cost or expense (each, a “Loss”) incurred or suffered by the Rights Agent, including the reasonable, documented and necessary out-of-pocket costs and expenses of counsel, as a result of any claims, charges, demands, actions or suits brought by any Person other than Parent or its Affiliates arising out of or in connection with the proper execution, acceptance, administration, exercise and performance by the Rights Agent of its duties under this Agreement, unless such Loss has been determined by a court of competent jurisdiction to be a result of Rights Agent’s gross negligence, fraud, bad faith or willful misconduct; provided that this Section 3.2(h) shall not apply with respect to income, receipt, franchise or similar Taxes;

(i)       Parent agrees (i) to pay the fees and expenses of the Rights Agent in connection with this Agreement as agreed upon in writing by the Rights Agent and Parent on or prior to the date hereof and (ii) to reimburse the Rights Agent for all reasonable, documented and necessary out-of-pocket expenses paid or incurred by the Rights Agent after the Effective Time in connection with the administration by the Rights Agent of its duties hereunder, including all stamp and transfer Taxes (and excluding for the avoidance of doubt any income, receipt, franchise or similar Taxes) and governmental charges;

(j)       to the extent the Parent is not also a party to any action, proceeding, suit or claim against the Rights Agent concerning this Agreement or the performance by the Rights Agent of its duties hereunder, the Rights Agent shall notify the Parent in accordance with Section 6.1 of the assertion of such action, proceeding, suit or claim against the Rights Agent as promptly as practicable after the Rights Agent has actual notice of such assertion of an action, proceeding, suit or claim or have been served with the summons or other first legal process giving information as to the nature and basis of the action, proceeding, suit or claim; provided that the failure to provide such notice promptly shall not affect the rights of the Rights Agent hereunder, except to the extent a court of competent jurisdiction determines that such failure actually prejudiced Parent. Parent shall be entitled to participate at its own expense in the defense of any such action, proceeding, suit or claim. The Rights Agent agrees not to settle any litigation in connection with any action, proceeding, suit or claim with respect to which it may seek indemnification from the Parent without the prior written consent of Parent, which shall not be unreasonably withheld, conditioned or delayed; and

(k)       no provision of this Agreement shall require the Rights Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of its rights if there shall be reasonable grounds for believing that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

Section 3.3        Resignation and Removal; Appointment of Successor.

(a)       The Rights Agent may resign at any time by giving written notice thereof to Parent (with a copy to the Representative) specifying a date when such resignation will take effect, which notice will be sent at least 30 days prior to the date so specified and such resignation will be effective on the earlier of: (i) the date so specified, and (ii) a successor Rights Agent has been appointed and accepted such appointment in accordance with Section 3.5. The Representative shall have the right to remove Rights Agent at any time by specifying a date when such removal will take effect but no such removal will become effective until a successor Rights Agent has been appointed. Notice of such removal will be given by the Representative to Rights Agent, which notice will be sent at least 60 days prior to the date so specified.

(b)       If the Rights Agent provides notice of its intent to resign, is removed pursuant to Section 3.3(a) or becomes incapable of acting, Parent and the Representative, acting in concert, will, as soon as is reasonably possible, appoint a qualified successor Rights Agent who, unless otherwise consented to in writing by the Acting Holders, shall be a stock transfer agent of national reputation or the corporate trust department of a commercial bank. The successor Rights Agent so appointed will, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent. Notwithstanding the foregoing, if Parent shall fail to make such appointment within a period of 30 days after giving notice of such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Rights Agent, then the Acting Holders may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. The successor Rights Agent so appointed shall, forthwith upon its acceptance of such appointment in accordance with Section 3.4, become the successor Rights Agent.

(c)       Parent will give notice of each resignation and each removal of a Rights Agent and each appointment of a successor Rights Agent by mailing written notice of such event by first-class mail to the Holders as their names and addresses appear in the CVR Register. Each notice will include the name and address of the successor Rights Agent. If Parent fails to send such notice within 10 Business Days after acceptance of appointment by a successor Rights Agent in accordance with Section 3.4, the successor Rights Agent will cause the notice to be mailed at the expense of Parent. Failure to give any notice provided for in this Section 3.3, however, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent, as the case may be.

Section 3.4        Transition Support. The Rights Agent will cooperate with Parent, the Representative and any successor Rights Agent as reasonably requested in connection with the transition of the duties and responsibilities of the Rights Agent to the successor Rights Agent, including the transfer of all relevant data, including transferring the CVR Register to the successor Rights Agent.

Section 3.5        Acceptance of Appointment by Successor. Every successor Rights Agent appointed pursuant to Section 3.3(b) hereunder will execute, acknowledge and deliver to Parent and to the retiring Rights Agent an instrument accepting such appointment and a counterpart of this Agreement, and thereupon such successor Rights Agent, without any further act, deed or conveyance, will become vested with all the rights, powers, trusts and duties of the retiring Rights Agent. On request of Parent or the successor Rights Agent, the retiring Rights Agent will execute and deliver an instrument transferring to the successor Rights Agent all the rights, powers and trusts of the retiring Rights Agent.

ARTICLE IV
COVENANTS

Section 4.1        List of Holders. Parent will furnish or cause to be furnished to the Rights Agent (with a copy to the Representative) in such form as Parent receives from Rain’s transfer agent (or other agent performing similar services for Parent with respect to the stockholders of Parent), the names and addresses of the Holders of such securities within 30 days of the Closing Date.

Section 4.2        Payment of CVR Payment Amounts. Purchaser shall, promptly following receipt of Gross Proceeds with respect to a Disposition or the achievement of the Development Milestone, determination of Final Company Net Cash or the final and non-appealable resolution of any Rain Litigation, in each case in respect of which CVR Proceeds are payable to Holders hereunder, deposit with the Rights Agent, for payment to the Holders in accordance with Section 2.4, the aggregate amount necessary to pay the CVR Payment Amount to each Holder.

Section 4.3        Discretion and Decision-Making Authority.

(a)       Neither Parent nor any of its Affiliates (including Purchaser) may enter into a Disposition Agreement without providing 10 days prior written notice to the Representative.

(b)       Parent shall reasonably comply with any maintenance obligations relating to the intellectual property pertaining to any CVR Product that are required by any term set forth in any Disposition Agreement, to the extent such intellectual property relates to the CVR Products and is contemplated by such Disposition Agreement.

Section 4.4        Audit Right. Upon the prior written request by the Representative, Parent shall meet at reasonable times during normal business hours with the Representative to discuss the content of any CVR Payment Notice. Parent agrees to maintain, for at least one year after the last possible payment of CVR Proceeds, all books and records relevant to the calculation of a CVR Payment Amount and, if applicable, the amount of Gross Proceeds, Net Proceeds and Permitted Deductions related thereto. Subject to reasonable advance written notice from the Representative but no more frequently than once per year, and prior execution and delivery by an independent accounting firm of national reputation chosen by the Representative and reasonably acceptable to Parent (the “Accountant”) of a reasonable and customary confidentiality/nonuse agreement, Parent shall permit the Representative and the Accountant, acting as agent of the Representative (on behalf of the Holders), to have access during normal business hours to the books and records of Parent as may be reasonably necessary to audit the calculation of such CVR Payment Amount or the calculation of the amount of Gross Proceeds, Net Proceeds and Permitted Deductions for a period covering not more than the date commencing with the first CVR Period in which Parent or its Affiliates receives Gross Proceeds and ending on the Development CVR Payment Expiration Date. No accounting period of Parent shall be subject to audit more than one time unless after an accounting period has been audited by the Accountant, Parent restates its financial results for such accounting period, in which event the Accountant may conduct a second audit of such accounting period in accordance with this Section 4.4. The Accountant shall disclose to the Rights Agent only whether the reports are correct or not and the specific details concerning any discrepancies. No other information shall be shared with the Rights Agent. Adjustments (including remittances of underpayments or overpayments disclosed by such audit) shall be made by Parent to reflect the results of such audit, and any applicable underpayment reflected in an audit report delivered to Parent shall be paid promptly by Parent to the Rights Agent for further distribution to the Holders. Whenever such an adjustment is made, Parent shall promptly prepare a certificate setting forth such adjustment, and a brief, reasonably detailed statement of the facts, computation and methodology accounting for such adjustment to the extent not already reflected in the audit report and promptly file with the Rights Agent (with a copy provided to the Representative) a copy of such report and promptly deliver to the Rights Agent (with a copy provided to the Representative) a revised CVR Payment Notice for the relevant CVR Period. The Rights Agent shall be fully protected in relying on any such report and on any adjustment or statement therein contained and shall have no duty or liability with respect to, and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such report. The Representative (on behalf of the Holders) shall bear the full cost and expense of such audit unless such audit discloses an underpayment by Parent of ten percent (10%) or more of the CVR Payment Amount due under this Agreement, in which case Parent shall bear the actual cost and expense of such audit up to an aggregate amount of $100,000. The Rights Agent shall be entitled to rely on any audit report delivered by the Accountant pursuant to this Section 4.4.

Section 4.5        Assignments. Parent shall not, in whole or in part, assign any of its obligations under this Agreement other than in accordance with the terms of Section 4.6 or Section 6.3. At any time, the Representative may resign (in which case the Acting Holders shall promptly appoint a successor Representative (reasonably accept to Parent)) and may assign any of its rights or obligations under this Agreement (or this Agreement in its entirety) to any third party (reasonably acceptable to Parent) to serve as a successor Representative, provided that such assignee executes a written joinder to this Agreement assuming the rights and duties of the Representative. The immunities and rights to indemnification granted to the Representative Group hereunder shall survive the resignation or removal of the Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement. Certain Holders have entered into an engagement agreement (the “Representative Engagement Agreement”) with the Representative to provide direction to the Representative in connection with its services under this Agreement and the Representative Engagement Agreement (such Holders, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Representative Group”) will incur liability of any kind to the Holders with respect to any action or omission in connection with the acceptance or administration of the Representative’s responsibilities hereunder or under the Representative Engagement Agreement, including any by the Representative in connection with the Representative’s services in connection with this Agreement, except in the event and only to the extent of liability directly resulting from the Representative’s bad faith, gross negligence, fraud or willful misconduct.

Section 4.6        Additional Covenants.

(a)       During the Disposition Period, Purchaser shall use commercially reasonable efforts to either enter into one or more Disposition Agreements during the Disposition Period or to achieve the Development Milestone; provided that the foregoing shall not (i) require Purchaser to actively solicit interest or proposals from third parties regarding a Disposition or (ii) constitute a guarantee by Purchaser that it will enter into a Disposition Agreement or achieve the Development Milestone.  The assessment of commercially reasonable efforts will take into account all relevant factors, including Parent’s resources, business plan(s), and/or priorities.  It is understood that there is no minimum set of activities required to comply with this commercially reasonable efforts standard and that instead the activities required by this commercially reasonable efforts standard may change from time to time based upon then-current scientific, business, legal, financial, and other considerations.

(b)       In the event that Purchaser desires to consummate a Change of Control prior to the later of the Development CVR Payment Expiration Date or the Cash CVR Payment Expiration Date, Purchaser or its successor, as applicable depending upon the structure of the Change of Control, will cause the Person acquiring Purchaser (or the assets of Purchaser, as applicable) to assume Purchaser’s or its successor’s (as applicable depending upon the structure of the Change of Control) obligations, duties and covenants under this Agreement, including the obligation to pay the CVR Proceeds with respect to the Development Milestone (if applicable), and the CVR Proceeds with respect to a Cash CVR Payment, as applicable. No later than five Business Days after to the consummation of any Change of Control, Purchaser will deliver to the Rights Agent an Officer’s Certificate, stating that such Change of Control complies with this Section 4.6(b) and that all conditions precedent herein relating to such transaction have been complied with.

(c)       Until such time as the Development CVR Payment Expiration Date occurs, (i) Purchaser shall, and shall cause its Subsidiaries to, maintain records in the ordinary course of business pursuant to record-keeping procedures normally used by Purchaser and its Subsidiaries regarding its activities (including its resources and efforts) with respect to entering into Disposition Agreements and (ii) to the extent Purchaser licenses, sells, assigns or otherwise transfers intellectual property and other rights (including, without limitation, all data, marketing authorizations and applications for marketing authorization), assets, rights, powers, privileges and Contracts, in each case, (A) held, owned or entered into by Purchaser or its Subsidiaries immediately after the effective time of a relevant Disposition, and (B) necessary for the production, development or sale of a CVR Product, Purchaser will require the licensee, purchaser, assignee, or transferee, as applicable to provide the information necessary for Purchaser to comply with its obligations under this Agreement.

(d)       Upon the reasonable written request from the Representative, Parent will provide the Representative, (i) during the Disposition Period, (A) a written update in reasonable detail describing the progress, status and anticipated trajectory of efforts in respect of any Dispositions and (B) after the occurrence of a Disposition with respect to which CVR Proceeds may be owed, the anticipated timing of receiving payments pursuant to the applicable Disposition Agreement, in each case up to one time in a fiscal quarter of each calendar year, and (ii) during the period prior to the Cash CVR Payment Expiration Date, up to one time in a fiscal quarter of each calendar quarter, a written update in reasonable detail describing the progress, and status of any Rain Litigation, including a detailed calculation of any Rain Litigation Expenses incurred through the date of such request, unless doing so would reasonably be likely to jeopardize any privilege of Parent or Rain regarding any such Rain Litigation (subject to such party using commercially reasonable efforts to develop and implement, and cooperating in good faith with the other party in developing and implementing, reasonable alternative arrangements to provide such other party with such information).

(e)       Prior to a final, non-appealable determination on a motion to dismiss on any Rain Litigation, Parent or Rain shall not admit any liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge any Rain Litigation without the Representative’s prior written consent, except as set forth on Schedule 4.6(e) attached hereto. Notwithstanding anything to the contrary herein, other than any consent required under this Section 4.6(e), Parent shall control the defense of any Rain Litigation.

ARTICLE V
AMENDMENTS

Section 5.1        Amendments without Consent of Holders.

(a)       Without the consent of any Holders or the Rights Agent, the Representative, Parent and Purchaser, at any time and from time to time, may enter into one or more amendments hereto, for any of the following purposes:

(i)       to evidence the succession of another Person to Parent or Purchaser and the assumption by any such successor of the covenants of Parent or Purchaser herein as provided in Section 6.3;

(ii)       to add to the covenants of Parent and Purchaser such further covenants, restrictions, conditions or provisions as the Representative, Parent, and Purchaser will consider to be for the protection of the Holders; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iii)       to cure any ambiguity, to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Agreement; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(iv)       as may be necessary or appropriate to ensure that the CVRs are not subject to registration under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and to ensure that the CVRs are not subject to any similar registration or prospectus requirement under applicable securities Laws outside of the United States; provided that, in each case, such provisions do not adversely affect the interests of the Holders;

(v)       to evidence the succession of another Person as a successor Rights Agent or the Representative and the assumption by any such successor of the covenants and obligations of the Rights Agent or the Representative, as applicable, herein in accordance with Section 3.3 and Section 3.4;

(vi)       as may be necessary to ensure that Parent complies with applicable Law, as determined by Parent after being advised by Parent’s outside counsel that such amendment is necessary for such purposes; or

(vii)       any other amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, unless such addition, elimination or change is adverse to the interests of the Holders.

(b)       Without the consent of any Holders, Parent and Purchaser, the Rights Agent, in its sole and absolute discretion, at any time and from time to time, may enter into one or more amendments hereto, to reduce the number of CVRs, in the event any Holder agrees to renounce and abandon such Holder’s rights under this Agreement in accordance with Section 2.7.

(c)       Promptly after the execution by the Representative, Parent, Purchaser and/or the Rights Agent (as applicable) of any amendment pursuant to the provisions of this Section 5.1, Parent shall mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.2        Amendments with Consent of Holders.

(a)       Subject to Section 5.1 (which amendments pursuant to Section 5.1 may be made without the consent of the Holders), with the consent of the Advisory Group, the Representative, Parent and Purchaser may, without the consent of the Rights Agent, enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provisions of this Agreement, even if such addition, elimination or change is materially adverse to the interests of the Holders.

(b)       Promptly after the execution by Parent, Purchaser and the Representative of any amendment pursuant to the provisions of this Section 5.2, Parent will mail (or cause the Rights Agent to mail) a notice thereof by first class mail to the Holders at their addresses as they appear on the CVR Register, setting forth such amendment.

Section 5.3        Execution of Amendments. In executing any amendment permitted by this ARTICLE V, the Rights Agent will be entitled to receive, and will be fully protected in relying upon, an opinion of counsel selected by Parent stating that the execution of such amendment is authorized or permitted by this Agreement. The Rights Agent may, but is not obligated to, enter into any such amendment that affects the Rights Agent’s own rights, privileges, covenants or duties under this Agreement or otherwise.

Section 5.4        Effect of Amendments. Upon the execution of any amendment under this ARTICLE V, this Agreement will be modified in accordance therewith, such amendment will form a part of this Agreement for all purposes and every Holder will be bound thereby. Notwithstanding anything in this Agreement to the contrary, the Rights Agent and the Representative shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement or, with respect to the Representative, the rights, duties, obligations or immunities of the Holders under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Rights Agent and the Representative.

ARTICLE VI
Other provisions of general application.

Section 6.1        Notice. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered in Person or by email, or when sent by overnight courier, or three Business Days after being sent by registered or certified mail (postage prepaid, return receipt requested), provided that with respect to notices delivered to the Representative, such notices must be delivered solely via email, as follows:

If to the Rights Agent, to it at:

[Equiniti Trust Company, LLC]

[●]

[●]

Attention: [●]

Telephone: [●]

Email: [●]

If to the Representative, to it at:

Fortis Advisors LLC

Attention: Notices Department (Project Plymouth)

Email: notices@fortisrep.com

If to Parent or Purchaser, to Parent at:

600 W. Chicago Ave., Suite 501
Chicago, IL 60654
Attention: Zach Malkin, Ryan Fukushima, Matt De Silva
E-mail: [***], [***], [***]

With copies (which shall not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: Mitchell S. Bloom, Robert Masella, Jean A. Lee
Email: mbloom@goodwinlaw.com, rmasella@goodwinlaw.com, jeanlee@goodwinlaw.com

and

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105
Attention: Ryan A. Murr, Branden C. Berns
Email: rmurr@gibsondunn.com, bberns@gibsondunn.com

Any party may specify a different address by giving notice in accordance with this Section 6.1.

Section 6.2        Notice to Holders. Where this Agreement provides for notice to Holders, such notice will be sufficiently given (unless otherwise herein expressly provided) if in writing and mailed, first-class postage prepaid, to each Holder affected by such event, at the Holder’s address as it appears in the CVR Register, not later than the latest date, and not earlier than the earliest date, if any, prescribed for the giving of such notice. In any case where notice to Holders is given by mail, neither the failure to mail such notice, nor any defect in any notice so mailed, to any particular Holder will affect the sufficiency of such notice with respect to other Holders.

Section 6.3        Successors and Assigns. Parent and Purchaser may assign any or all of its rights, interests and obligations hereunder in its sole discretion and without the consent of any other party, (i) to any controlled Affiliate of Parent, but only for so long as it remains a controlled Affiliate of Parent, (ii) in compliance with Section 4.6(a), (iii) to any acquiror of the CVR Products, or (iv) otherwise with the prior written consent of the Acting Holders (such consent not to be unreasonably withheld, conditioned or delayed), any other Person (any permitted assignee under clauses (i), (ii), (iii) or (iv), an “Assignee”), in each case provided that the Assignee agrees to assume and be bound by all of the terms of this Agreement. Any Assignee may thereafter assign any or all of its rights, interests and obligations hereunder in the same manner as Parent or Purchaser pursuant to the prior sentence. In connection with any assignment to an Assignee described in this Section 6.3, each of Parent or Purchaser, as applicable, (and the other assignor) shall agree to remain liable for the performance by each Assignee (and such other assignor, if applicable) of all obligations of Parent or Purchaser, as applicable, hereunder with such Assignee substituted for Parent or Purchaser, as applicable, under this Agreement. This Agreement will be binding upon, inure to the benefit of and be enforceable by each of Parent’s successors and each Assignee and each of Purchaser’s successors and each Assignee, as applicable. Subject to compliance with the requirements set forth in this Section 6.3 relating to assignments, this Agreement shall not restrict Parent’s, Purchaser’s, any Assignee’s or any of their respective successors’ ability to merge or consolidate with, or sell, issue or dispose of its stock or other equity interests or assets to, any other Person. Each of Parent’s successors and Assignees and each of Purchaser’s successors and Assignees, as applicable, shall expressly assume by an instrument supplemental hereto, executed and delivered to the Rights Agent (with a copy to the Representative), the due and punctual payment of the CVR Proceeds and the due and punctual performance and observance of all of the covenants and obligations of this Agreement to be performed or observed by Parent or Purchaser, as applicable. The Rights Agent may not assign this Agreement without the Representative’s written consent; provided that such written consent shall not be unreasonably withheld, conditioned or delayed. Any attempted assignment of this Agreement or any such rights in violation of this Section 6.3 shall be void and of no effect.

Section 6.4        Benefits of Agreement. Nothing in this Agreement, express or implied, will give to any Person (other than the Rights Agent and its permitted successors and assigns, the Representative, Parent, Parent’s successors and Assignees, Purchaser, Purchaser’s successors and Assignees, the Holders and the Holders’ successors and assigns pursuant to a Permitted CVR Transfer) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the foregoing. The rights of Holders and their successors and assigns pursuant to Permitted CVR Transfers are limited to those expressly provided in this Agreement and any remedies available to any Holder shall be limited as set forth herein and shall expressly exclude equity remedies (including specific performance). Except for the rights of the Rights Agent and the Representative set forth herein, the Acting Holders will have the sole right, on behalf of all Holders, by virtue of or under any provision of this Agreement, to institute any action or proceeding with respect to this Agreement, and no individual Holder or other group of Holders will be entitled to exercise such rights. Reasonable expenditures incurred by such Holders in connection with any enforcement action hereunder may be deducted from any damages or settlement obtained prior to the distribution of any remainder to Holders generally. Holders acting pursuant to this provision on behalf of all Holders shall have no liability to the other Holders for such actions.

Section 6.5        Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement, the CVRs and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

(b)       Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of any suit, action or proceeding brought in such court is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(c)       EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE CVRS OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 6.6        Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 6.7        Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by an electronic scan delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other party, it being understood that the parties need not sign the same counterpart. The exchange of a fully executed Agreement (in counterparts or otherwise) by .PDF shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 6.8        Termination. This Agreement will be terminated and of no force or effect, the parties hereto will have no liability hereunder (other than with respect to monies due and owing by Parent or Purchaser to the Rights Agent and/or the Representative), and no payments will be required to be made, upon the earliest to occur of (a) the mailing by the Rights Agent to the address of each Holder as reflected in the CVR Register of all CVR Payment Amounts (if any) required to be paid under the terms of this Agreement, (b) the delivery of a written notice of termination duly executed by Parent, Purchaser and the Acting Holders or (c) the later of the Development CVR Payment Expiration Date and the Cash CVR Payment Expiration Date; provided, that in any event, this Agreement shall be terminated and of no force or effect after ten (10) years from the date hereof. The termination of this Agreement will not affect or limit the right of Holders to receive the CVR Payment Amounts under Section 2.4 to the extent earned prior to the termination of this Agreement and the provisions applicable thereto will survive the expiration or termination of this Agreement until such CVR Payment Amounts have been made, if applicable. Upon termination of this Agreement pursuant to this Section 6.8, all CVRs issued shall be automatically cancelled and forfeited by the Holders without any consideration or payment therefor. For the avoidance of doubt and notwithstanding anything to the contrary, nothing herein shall terminate or otherwise negatively affect any of the rights or remedies of the Representative Group with respect to the Holders pursuant to this Agreement or otherwise.

Section 6.9          Entire Agreement. This Agreement and the Merger Agreement (including the schedules, annexes and exhibits thereto and the documents and instruments referred to therein) contain the entire understanding of the parties hereto and thereto with reference to the transactions and matters contemplated hereby and thereby and supersede all prior agreements, written or oral, among the parties with respect hereto and thereto. If and to the extent that any provision of this Agreement is inconsistent or conflicts with the Merger Agreement, this Agreement shall govern and be controlling.

Section 6.10        Further Assurances. Parent agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered, all such further and other acts, instruments and assurances as may reasonably be required by the Rights Agent or the Representative for the carrying out or performing by the Rights Agent or the Representative of the provisions of this Agreement.

Section 6.11        Confidentiality. The Rights Agent, the Representative and the Parent agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public Holder information and any information required to be provided pursuant to this Agreement, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services set forth in the attached schedule (collectively “Confidential Information”) shall remain confidential, and shall not be voluntarily disclosed to any other person (provided, however, that the Rights Agent, the Representative or Parent may disclose relevant aspects of the other party’s Confidential Information to its officers, Affiliates, agents, subcontractors, employees and representatives to the extent reasonably necessary to perform its duties and obligations under this Agreement and such disclosure is not prohibited by applicable Law and, for the avoidance of doubt, the Representative may disclose Confidential Information to the Representative Group), except as may be required by a valid order of an arbitration panel, court or Governmental Entity of competent jurisdiction or is otherwise required by Law or regulation, including SEC or Nasdaq rules and regulations, or pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions). “Confidential Information” does not include information that is (a) already known to the other party or its Affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure to act of the other party in breach of this Section 6.11; (c) subsequently disclosed to the other party or its Affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

Section 6.12        Legal Holiday. In the event that the CVR Payment Date shall not be a Business Day, then, notwithstanding any provision of this Agreement to the contrary, any payment required to be made in respect of the CVRs on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the CVR Payment Date.

Section 6.13        Obligations of Parent. Parent shall ensure that Purchaser, and Purchaser shall ensure that Parent, duly perform, satisfy and discharge each of the covenants, obligations and liabilities applicable to such party under this Agreement, and Parent shall be jointly and severally liable with Purchaser for the performance and satisfaction of each of said covenants, obligations and liabilities. References to Purchaser herein apply to the surviving corporation of the Merger with Rain from and after the Effective Time.

Section 6.14        Additional Agreements Relating to Representative. The Holders shall indemnify, defend and hold harmless the Representative Group from and against any and all losses, claims, damages, liabilities, fees, costs, expenses (including fees, disbursements and costs of counsel and other skilled professionals and in connection with seeking recovery from insurers), judgments, fines or amounts paid in settlement (collectively, the “Representative Expenses”) incurred without gross negligence or willful misconduct on the part of the Representative and arising out of or in connection with the acceptance or administration of its duties hereunder or under the Representative Engagement Agreement. Such Representative Expenses may be recovered first, from the Expense Fund, second, from any distribution of CVR Proceeds or other amount otherwise distributable to the Holders under this Agreement at the time of distribution, and third, directly from the Holders. The Holders acknowledge that the Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Representative Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Representative shall not be required to take any action unless the Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Representative against the costs, expenses and liabilities which may be incurred by the Representative in performing such actions. The Representative shall be entitled to: (a) rely upon any applicable CVR Register, CVR Payment Notice and any document provided by or on behalf of the Advisory Group or Rain relating to the allocation of payments or otherwise relating to the Holders, (b) rely upon any signature believed by it to be genuine, and (c) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Holder or other party.

Section 6.15        Expense Fund. Upon the Closing, Parent shall, on behalf of the Holders, wire to the Representative $50,000 (the “Expense Fund Amount”). The Expense Fund Amount shall be held by the Representative in a segregated client account and shall be used (a) for the purposes of paying directly or reimbursing the Representative for any Representative Expenses incurred pursuant to this Agreement or the Representative Engagement Agreement, or (b) as otherwise determined by the Advisory Group (the “Expense Fund”). The Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Representative is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund and has no tax reporting or income distribution obligations. The Holders will not receive any interest on the Expense Fund and assign to the Representative any such interest. Subject to Advisory Group approval, the Representative may contribute funds to the Expense Fund from any CVR Proceeds or other amounts otherwise distributable to the Holders. As soon as reasonably determined by the Representative that the Expense Fund is no longer required to be withheld, the Representative shall distribute the remaining Expense Fund (if any) to the Rights Agent and/or Parent, as applicable, for further distribution to the Holders.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

PATHOS AI, INC.

By
Name
Title

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

wk merger sub, inc.

By
Name
Title

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

[EQUINITI TRUST COMPANY, LLC]

By
Name
Title

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

FORTIS ADVISORS LLC, solely in its capacity as Representative

By
Name
Title

Schedule 4.6(e)

[***]